Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HARMONY MERGER CORP.,

HARMONY MERGER SUB, LLC,

YORK CREDIT OPPORTUNITIES INVESTMENTS MASTER FUND, L.P.,

YORK MULTI-STRATEGY MASTER FUND, L.P.,

YORK SELECT MASTER FUND, L.P.,

YORK GLOBAL FINANCE 43, LLC,

VALINOR MANAGEMENT, L.P.,

VALINOR CAPITAL PARTNERS SPV XXI, LLC,

HALCYON CAPITAL MANAGEMENT LP,

HALCYON ENERGY, POWER, AND INFRASTRUCTURE CAPITAL FUND OFFSHORE LLC,

HALCYON ENERGY, POWER, AND INFRASTRUCTURE CAPITAL HOLDINGS OFFSHORE LLC,

HALCYON ENERGY, POWER, AND INFRASTRUCTURE

CAPITAL FUND LP

and

NEXTDECADE, LLC

DATED AS OF APRIL 17, 2017

TABLE OF CONTENTS

Article I BLOCKER RESTRUCTURING AND MERGERS	1

1.1 Indirect Blocker Restructuring	3
1.2 Blocker Mergers	3
1.3 Blocker Effective Time	3
1.4 Effect of the Blocker Mergers	3
1.5 Governing Documents	3
1.6 Directors and Officers	3
1.7 Effect on Securities	3
1.8 Issuance of Parent Common Stock	4
1.9 Tax Consequences	4
1.10 Taking of Necessary Action; Further Action	5
1.11 Blocker Four Merger Condition	5

Article II THE MERGER	5

2.1 The Merger	5
2.2 Effective Time; Closing	6
2.3 Effect of the Merger	6
2.4 Governing Documents	6
2.5 Effect on Securities	6
2.6 Issuance of Parent Common Stock	7
2.7 Taking of Necessary Action; Further Action	8
2.8 Escrow	8
2.9 Committee and Representative.	8
2.10 Company Management Incentive Pool. At the Effective Time, the MIP shall be terminated.	9
2.11 Contingent Consideration.	9

Article III REPRESENTATIONS AND WARRANTIES REGARDING THE BLOCKER ENTITIES	10

3.1 Organization and Qualification	10
3.2 Past Operations; Liabilities	10
3.3 Capitalization	10
3.4 Authority Relative to this Agreement	10

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3.5 No Conflict; Required Filings and Consents	10
3.6 Ownership of Company Membership Interests	11
3.7 Compliance	11
3.8 Litigation	11
3.9 Brokers; Third Party Expenses	11
3.10 Agreements, Contracts and Commitments	11
3.11 Taxes	12

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	13

4.1 Organization and Qualification.	13
4.2 Company Subsidiaries.	14
4.3 Capitalization.	15
4.4 Authority Relative to this Agreement	16
4.5 No Conflict; Required Filings and Consents.	16
4.6 Compliance	17
4.7 Financial Statements.	17
4.8 No Undisclosed Liabilities	18
4.9 Absence of Certain Changes or Events	18
4.10 Litigation	18
4.11 Employee Benefit Plans.	19
4.12 Labor Matters.	19
4.13 Restrictions on Business Activities	20
4.14 Title to Property.	21
4.15 Taxes.	21
4.16 Environmental Matters.	22
4.17 Brokers; Third Party Expenses	23
4.18 Intellectual Property.	23
4.19 Agreements, Contracts and Commitments.	24
4.20 Insurance	25
4.21 Interested Party Transactions	25
4.22 Governmental Actions/Filings	26
4.23 Certain Provided Information.	26

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4.24 Board Approval	26
4.25 Survival of Representations and Warranties	26
4.26 Disclaimer of Other Warranties	26

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	27

5.1 Organization and Qualification.	27
5.2 Parent Subsidiaries	28
5.3 Capitalization.	28
5.4 Authority Relative to this Agreement	29
5.5 No Conflict; Required Filings and Consents.	30
5.6 Compliance	30
5.7 Parent SEC Reports and Financial Statements.	30
5.8 No Undisclosed Liabilities	31
5.9 Absence of Certain Changes or Events	32
5.10 Litigation	32
5.11 Employee Benefit Plans	32
5.12 Labor Matters	32
5.13 Business Activities	33
5.14 Title to Property	33
5.15 Taxes.	33
5.16 Environmental Matters.	34
5.17 Brokers	34
5.18 Intellectual Property	34
5.19 Agreements, Contracts and Commitments.	34
5.20 Insurance	35
5.21 Interested Party Transactions	35
5.22 Parent Listing	35
5.23 Board Approval	36
5.24 Trust Fund.	36
5.25 Settlement Agreement	37
5.26 Investment Company Act	37
5.27 Emerging Growth Company	37
5.28 Status of Parent Common Stock	37
5.29 Certain Provided Information.	37
5.30 Disclaimer of Other Warranties.	38
5.31 Survival of Representations and Warranties	39

Article VI CONDUCT PRIOR TO THE CLOSING DATE	39

6.1 Conduct of Business by the Company and the Company Subsidiaries	39
6.2 Conduct of Business by Parent and its Subsidiaries	42
6.3 Conduct of Business by the Blocker Companies	45

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Article VII ADDITIONAL AGREEMENTS	46

7.1 Proxy Statement; Special Meeting.	46
7.2 HSR Act	48
7.3 Other Actions.	48
7.4 Required Information.	49
7.5 Confidentiality; Access to Information.	50
7.6 Commercially Reasonable Efforts	51
7.7 No Parent Securities Transactions	51
7.8 No Claim Against Trust Fund	52
7.9 Disclosure of Certain Matters	52
7.10 Securities Listing	52
7.11 No Solicitation	53
7.12 Trust Fund	53
7.13 Charter Protections; Directors’ and Officers’ Liability Insurance.	54
7.14 Insider Loans; Equity Ownership in Company Subsidiaries	56
7.15 Certain Financial Information	56
7.16 Access to Financial Information	56
7.17 Parent Borrowings	56
7.18 Section 16 Matters	56
7.19 Qualification as an Emerging Growth Company	57
7.20 Trust Fund Disbursement	57
7.21 Lock-Up Agreements	57
7.22 Registration Rights Agreement	57
7.23 Taxes and Tax Returns of Blocker Companies	58

Article VIII CONDITIONS TO THE TRANSACTION	58

8.1 Conditions to Obligations of Each Party to Effect the Merger	58
8.2 Additional Conditions to Obligations of the Company	59
8.3 Additional Conditions to the Obligations of Parent and Merger Sub	60

Article IX INDEMNIFICATION	61

9.1 Indemnification of Parent Indemnitees.	61
9.2 Indemnification of Third Party Claims	63
9.3 Insurance and Contractual Rights to Indemnification	65
9.4 Limitations on Indemnification	65
9.5 Exclusive Remedy	66
9.6 Adjustment to Merger Consideration	67
9.7 Representative Capacities; Application of Escrow	67
9.8 Mitigation	67

Article X TERMINATION	67

10.1 Termination	67
10.2 Notice of Termination; Effect of Termination.	69
10.3 Fees and Expenses	69

Article XI GENERAL PROVISIONS	70

11.1 Notices	70
11.2 Interpretation	71
11.3 Counterparts; Electronic Delivery	71
11.4 Entire Agreement; Third Party Beneficiaries	71
11.5 Severability	72
11.6 Other Remedies; Specific Performance	72
11.7 Governing Law	72
11.8 Consent to Jurisdiction; Waiver of Jury Trial	72
11.9 Rules of Construction	73
11.10 Assignment	73
11.11 Amendment	73
11.12 Extension; Waiver	73
11.13 Currency	73
11.14 No Recourse	74
11.15 Release	74
11.16 Public Announcements	75
11.17 Conflicts; Privilege.	75

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EXHIBITS
Exhibit A	Voting Agreement
Exhibit B	Member Support Agreement
Exhibit C	OEM Assumption Agreement
Exhibit D	Parent Second Amended and Restated Certificate of Incorporation
Exhibit E	Parent Amended and Restated Bylaws
Exhibit F	Form of Member/Blocker Owner Acknowledgment Agreement
Exhibit G	Form of Surviving Company Operating Agreement
Exhibit H	Form of Escrow Agreement
Exhibit I	Form of Continental Termination Letter
Exhibit J	Forms of Lock-Up Agreement
Exhibit K	Form of Registration Rights Agreement

SCHEDULES

Schedule A	Defined Terms
Schedule B	Indirect Blocker Restructuring
Schedule B-1	Alternative Indirect Blocker Restructuring

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of April 17, 2017, by and among Harmony Merger Corp., a Delaware corporation (“Parent”), Harmony Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), York Credit Opportunities Investments Master Fund, L.P., an exempted limited partnership registered in the Cayman Islands (“York Credit Opportunities”), York Multi-Strategy Master Fund, L.P., an exempted limited partnership registered in the Cayman Islands (York Multi-Strategy”), York Select Master Fund, L.P., an exempted limited partnership registered in the Cayman Islands (“York Select”), York Global Finance 43, LLC, a Delaware limited liability company (“Blocker One”), Valinor Management, L.P., a Delaware limited partnership (the “Valinor Blocker Manager”), Valinor Capital Partners SPV XXI, LLC, a Delaware limited liability company (“Blocker Two”), Halcyon Capital Management LP, a Delaware limited partnership (the “Halcyon Blocker Manager” which, together with the Valinor Blocker Manager, are referred to herein each as a “Blocker Manager” and, together, the “Blocker Managers”), Halcyon Energy, Power, and Infrastructure Capital Fund Offshore, LLC, a Delaware limited liability company (“Blocker Three”), Halcyon Energy, Power, and Infrastructure Capital Holdings Offshore LLC, a Delaware limited liability company (“Blocker Four”), Halcyon Energy, Power, and Infrastructure Capital Fund LP, a Delaware limited partnership (“Blocker Five”) and, together with Blocker One, Blocker Two, Blocker Three and Blocker Four, each, a “Blocker Company” and collectively, the “Blocker Companies”) and NextDecade, LLC, a Delaware limited liability company (the “Company”). Each of the Company, Parent, Merger Sub, York Credit Opportunities, York Multi-Strategy, York Select, the Valinor Blocker Manager, the Halcyon Blocker Manager, Blocker One, Blocker Two, Blocker Three, Blocker Four and Blocker Five shall individually be referred to herein as a “Party” and, collectively, the “Parties”; provided, that York Credit Opportunities, York Multi-Strategy, York Select, the Blocker Managers and the Blocker Companies (each, a “Blocker Entity” and, collectively, the “Blocker Entities”) are each a Party solely for the limited purposes of those provisions in Articles I, II, III, VI, Section 7.8, Section 7.9, Section 7.23, IX and XI that relate to a Blocker Entity or the Blocker Mergers (defined below). Each of the York Blocker Owners, the Valinor Blocker Owner and the Halcyon Blocker Owners, each defined below, shall be referred to herein as a “Blocker Owner” and, collectively, the “Blocker Owners.” The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Blocker Disclosure Letter, the Company Disclosure Letter and the Parent Disclosure Letter, as defined in the preambles to Articles III, IV and V hereof, respectively). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

A.       Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), the Delaware General Corporation Law (the “DGCL”), the Delaware Revised Uniform Partnership Act (“DRUPA”) and other applicable Legal Requirements (the “Applicable Legal Requirements”), the Parties intend to enter into a business combination transaction by which each of Blocker One, Blocker Two, Blocker Three, Blocker Four and Blocker Five will merge with and into Parent (each a “Blocker Merger” and, together, the “Blocker Mergers”), with Parent being the surviving entity of the Blocker Mergers and, immediately thereafter Merger Sub will merge with and into the Company (the “Merger”) with the Company being the surviving entity of the Merger (the “Surviving Company”).

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B.       As a result of the Blocker Mergers and the Merger, among other things, all outstanding limited liability company or limited partnership interests, as applicable, in each of the Blocker Companies (each such interest in a Blocker Company a “Blocker Membership Interest” and, collectively, the “Blocker Membership Interests”) and all existing membership interests of the Company (the “Company Membership Interests”) will be canceled in exchange for the right to receive the Merger Consideration, as further provided by this Agreement.

C.       To the extent required by Applicable Legal Requirements, each Blocker Owner, in its capacity as a member of one or more of the Blocker Companies and a holder of Blocker Membership Interests or the applicable Blocker Manager has (i) consented to entering into this Agreement and (ii) approved and authorized its respective Blocker Company to merge with and into Parent, with its limited liability company or limited partnership existence, as applicable, thereafter ceasing, as a result of such Blocker Company’s respective Blocker Merger.

D.      The boards of directors or managers of each of Parent, Merger Sub and the Company, as applicable, have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective stockholders and members.

E.      Concurrently with the execution and delivery of this Agreement, the Company has entered into the Voting Agreement (the “Voting Agreement”) attached hereto as Exhibit A with certain holders of Parent Common Stock and Parent has entered into the Member Support Agreement (the “Member Support Agreement”) attached hereto as Exhibit B with certain Members of the Company.

F.      Concurrently with the execution and delivery of this Agreement, the Company, Parent and the other signatory thereto have entered into an Assumption Agreement (the “OEM Assumption Agreement”) attached hereto as Exhibit C.

G.      The Members of the Company, in their capacity as members of the Company and holders of Company Membership Interests, have (i) consented to the Company entering into this Agreement and consummating the Transactions and (ii) voted to adopt and approve this Agreement and the Transactions, in each case, in accordance with that certain Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of February 6, 2017 (the “Company Operating Agreement”).

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NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I

BLOCKER RESTRUCTURING AND MERGERS

1.1      Indirect Blocker Restructuring. Prior to the Blocker Effective Time (as defined below) the Halcyon Blocker Manager and the general partner of Blocker Five shall have caused the Indirect Blocker Restructuring, as defined on Schedule B attached hereto, to have been completed.

1.2      Blocker Mergers. At the Blocker Effective Time, and subject to and upon the terms and conditions of this Agreement, and subject to the applicable provisions of the DGCL, the DLLCA and the DRUPA, each Blocker Company shall be merged with and into Parent, the separate limited liability company or limited partnership existence, as applicable, of each Blocker Company shall cease and Parent shall be the surviving corporation in each such Blocker Merger. Parent as the surviving corporation after the Blocker Mergers is hereinafter in this Article I also referred to as the “Blocker Surviving Corporation.”

1.3      Blocker Effective Time. Subject to the conditions of this Agreement, on the Closing Date, the Parties hereto shall cause the Blocker Mergers to be consummated by filing a certificate of merger (the “Blocker Companies Certificate of Merger”) in respect of the Blocker Mergers with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL, the DLLCA and the DRUPA (the time of such filing, or such later time as specified in the Blocker Companies Certificate of Merger in respect of the Blocker Mergers being the “Blocker Effective Time”).

1.4      Effect of the Blocker Mergers. At the Blocker Effective Time, Parent shall continue in existence as the Blocker Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of each Blocker Company, and all of the assets and property of whatever kind and character of each Blocker Company shall vest in Parent, as the Blocker Surviving Corporation, without further deed; thereafter, Parent, as the Blocker Surviving Corporation, shall be liable for all of the liabilities and obligations of each of the Blocker Companies, and any claim or judgment against any of the respective Blocker Companies may be enforced against Parent as the Blocker Surviving Corporation in accordance with Section 259 of the DGCL.

1.5      Governing Documents. From and after the Blocker Effective Time, (i) the Certificate of Incorporation of Parent shall be amended and restated in the form attached hereto as Exhibit D and (ii) the Bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit E.

1.6      Directors and Officers. From and after the Blocker Effective Time, the officers and directors of the Blocker Surviving Corporation shall be as set forth on Schedule 7.1(e) of the Company Disclosure Letter.

1.7      Effect on Securities. Subject to the terms and conditions of this Agreement, at the Blocker Effective Time, by virtue of the Blocker Mergers and this Agreement and without any further action on the part of Parent, the Blocker Owners or the holders of any of the securities of Parent, the following shall occur:

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(a)      Conversion of Blocker Membership Interests.

(i)       All of the outstanding Blocker Membership Interests immediately prior to the Blocker Effective Time, will be automatically cancelled and extinguished and be converted, collectively, into the right to receive (A) at Closing, subject to Section 2.8, the Blocker Shares, and (B) the Blocker Contingent Shares.

(ii)       The Blocker Shares and the Blocker Contingent Shares shall be paid to the Blocker Owners in the respective proportions set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

(b)      No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Blocker Mergers or the Transactions, and each Blocker Owner who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Blocker Owner) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(c)      Adjustments to Merger Consideration. The number of shares of Parent Common Stock that each Blocker Owner is entitled to receive as a result of the Blocker Mergers and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof until the Blocker Effective Time.

(d)      Transfer of Ownership. All securities issued upon the surrender of securities of a Blocker Company in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities.

1.8      Issuance of Parent Common Stock. At the Blocker Effective Time, upon delivery of a Member/Blocker Owner Acknowledgment Agreement substantially in the form attached hereto as Exhibit F, Parent shall issue, or cause to be issued, to each Blocker Owner the number of Blocker Shares to which such holder is entitled as set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter, in book-entry form (to the extent possible), for which their Blocker Membership Interests are exchangeable at the Blocker Effective Time, as adjusted pursuant to Section 1.7(b) and Section  1.7(c), less such Blocker Owner’s proportionate share of the shares of Parent Common Stock subject to the escrow as provided in Section 2.8 below.

1.9       Tax Consequences. It is intended by the Parties hereto that (i) each of the Blocker Mergers shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and the regulations thereunder and (ii) the Merger together with the Blocker Mergers shall constitute a tax-free transaction pursuant to Section 351(a) of the Code and the regulations thereunder, and in each case none of the Parties hereto shall take any position to the contrary on any Tax return.

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1.10    Taking of Necessary Action; Further Action. If, at any time after the Blocker Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent, as applicable, with full right, title and possession to all assets, property, rights, privileges, powers and franchises of each of the Blocker Companies, each of the Blocker Owners or the Blocker Managers, as applicable, is fully authorized in the name of its respective Blocker Company or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.11    Blocker Four Merger Condition.

(a)       Notwithstanding anything else herein to the contrary, the merger of Blocker Four with and into Parent (the “Blocker Four Merger”) shall only occur if, no less than five (5) Business Days prior to Closing, the Halcyon Blocker Manager delivers to Parent a joinder to the Blocker Side Letter executed by each of the Blocker Four Owners (the “Blocker Four Merger Condition”).

(b)       So long as the Blocker Four Merger Condition has not been satisfied:

(i)       all references in this Agreement to (A) the “Blocker Companies” shall exclude Blocker Four, (B) the “Blocker Entities” shall exclude Blocker Four, (C) the “Blocker Mergers” shall exclude the Blocker Four Merger and (D) the “Blocker Owners” shall exclude the Blocker Owners of Blocker Four listed on Schedule 3.3 of the Blocker Disclosure Schedule; and

(ii)       the Indirect Blocker Restructuring shall be as set forth on Schedule B-1 attached hereto.

(c)       For the avoidance of doubt, if the Blocker Four Merger Condition is not satisfied, as of immediately prior to the Closing, the Blocker Aggregator will be a Member and will be treated as a Member for all purposes under this Agreement.

Article II

THE MERGER

2.1       The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA and the DGCL, the Company shall be merged with Merger Sub, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger and as a wholly-owned subsidiary of Parent.

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2.2       Effective Time; Closing. Subject to the conditions of this Agreement, on the Closing Date and promptly following the filing of the Blocker Companies Certificate of Merger, the Parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the “Company Certificate of Merger” and, together with the Blocker Companies Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Company Certificate of Merger being the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 10.1, the consummation of the Blocker Mergers and the Merger (the “Closing”), other than the filing of the Certificates of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified in writing by the Parties, which shall be no later than the third (3rd) business day after the satisfaction or (to the extent permitted by Applicable Legal Requirements) waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Applicable Legal Requirements) waiver of those conditions), or at such other time, date and location as the Parties hereto agree in writing (the date on which the Closing occurs, the “Closing Date”). The Parties agree that the Closing signatures may be transmitted by facsimile or by email pdf files.

2.3      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA and Applicable Legal Requirements. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities and duties of Surviving Company.

2.4      Governing Documents. At the Effective Time, the Operating Agreement of Merger Sub in substantially the form attached hereto as Exhibit G shall become the Operating Agreement of the Surviving Company (the “Surviving Company Operating Agreement”), except that the name of the Surviving Company shall be “NextDecade, LLC.”

2.5      Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Parent, Merger Sub or the Company or the holders of any of the securities of Parent or the Company Membership Interests, the following shall occur:

(a)      Conversion of the Company Membership Interests.

(i)       All of the Company Membership Interests issued, outstanding and vested immediately prior to the Effective Time or issued and outstanding Company Membership Interests that vest as a result of the Closing will be automatically cancelled and extinguished and be converted, collectively, into the right to receive (A) at Closing, subject to Section 2.8, the Company Shares, and (B) the Company Contingent Shares.

(ii)       All issued Company Membership Interests under the Company’s Incentive Plan (“MIP”) that, absent this Section 2.5(a)(ii), would otherwise be unvested immediately following the Effective Time, will be automatically cancelled and extinguished and be converted into the right to receive (A) at Closing, an economically-equivalent number of shares of Parent Common Stock (the “Restricted Closing Shares”) and (B) following the Closing and continuing for so long as any Restricted Shares remain subject to the transfer and forfeiture restrictions set forth below and subject to applicable securities laws and stock exchange rules, in the event that any additional shares of Parent Common Stock are issued, an additional number of shares of Parent Common Stock (the “Restricted Post-Closing Shares”, and together with the Restricted Closing Shares, the “Restricted Shares”; the Restricted Shares, together with the Closing Shares and the Contingent Shares, the “Merger Consideration”) such that, following such issuance, the percentage of Parent Common Stock held by each holder of Restricted Shares pursuant to this Section 2.5(a)(ii) remains unchanged, in each case that are subject to transfer and forfeiture restrictions that are substantially similar to the transfer and forfeiture restrictions as were applicable to the exchanged unvested Company Membership Interests.

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(iii)       The Restricted Shares, Company Shares and Company Contingent Shares shall be paid to the Members in the respective proportions set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

(b)       No Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the Transactions, and each Member of the Company who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Member) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

(c)       Adjustments to Merger Consideration. The numbers of shares of Parent Common Stock that the Members are entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Parent Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof until the Closing.

2.6       Issuance of Parent Common Stock. At the Closing, upon delivery of a Member/Blocker Owner Acknowledgment Agreement substantially in the form attached hereto as Exhibit F, Parent shall issue, or cause to be issued, to each holder of the Company Membership Interests the number of Company Shares and Restricted Closing Shares to which such holder is entitled as set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter, in book-entry form (to the extent possible), for which their Company Membership Interests are exchangeable at the Closing, as adjusted pursuant to Section 2.5(b) and Section 2.5(c), less such holder’s proportionate share of the shares of Parent Common Stock subject to the escrow as provided in Section 2.8 below. Any Restricted Post-Closing Shares to be issued pursuant to Section 2.5(a)(ii) shall be (i) issued within five (5) business days of a holder of Restricted Shares becoming entitled thereto, with no additional authorization required after the Closing from the board of directors of Parent and (ii) allocated among the holders of Restricted Shares in the respective proportions set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

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2.7      Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

2.8      Escrow. At the Closing, Parent shall deposit in escrow an aggregate number of shares of Parent Common Stock equal to three percent (3%) of the Closing Shares (the “Escrow Shares”) in accordance with the terms and conditions of an Escrow Agreement (the “Escrow Agreement”) by and among Parent, the Representative appointed pursuant to Section 2.9(a) and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, which Escrow Agreement shall be entered into at the Closing in substantially the form attached hereto as Exhibit H. The Escrow Agreement shall provide that, on the first anniversary of the Closing Date (the “Escrow Termination Date”), the Escrow Agent shall release the Escrow Shares, less any Escrow Shares applied in satisfaction of, or reserved with respect to, indemnification claims made prior to such date, to the Members and the Blocker Owners in the same proportions as are set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter, in accordance with the terms of this Agreement and the Escrow Agreement; provided, that, to the extent a claim for indemnification relating to (i) the inaccuracy or breach of any representation or warranty of a Blocker Entity contained in Article III hereof or (ii) the non-fulfillment or breach of any covenant or agreement contained in Section 6.3 or Section 7.23 hereof has been made and Escrow Shares allocable to the Blocker Owner or Blocker Owners Affiliated with such Blocker Entity have been released in satisfaction thereof, then the proportionate share of the Blocker Owner or the Blocker Owners Affiliated with such Blocker Entity shall be reduced accordingly. Any Escrow Shares held in the escrow account following the Escrow Termination Date in respect of an unresolved claim for indemnification, if not applied as indemnification with respect to such claim upon its resolution, shall be delivered to such Members and Blocker Owners as promptly as practicable following such resolution in the same proportions as are set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter; provided, that, to the extent a claim for indemnification relating to (A) the inaccuracy or breach of any representation or warranty of a Blocker Entity contained in Article III hereof or (B) the non-fulfillment or breach of any covenant or agreement contained in Section 6.3 or Section 7.23 hereof has been made and Escrow Shares allocable to the Blocker Owner or Blocker Owners Affiliated with such Blocker Entity have been released in satisfaction thereof, then the proportionate share of the Blocker Owner or the Blocker Owners Affiliated with such Blocker Entity shall be reduced accordingly. Notwithstanding anything to the contrary herein, following the Closing, the Escrow Shares shall be the sole remedy of Parent, its Affiliates and all Parent Indemnitees for the indemnity obligations set forth in Article IX. For purposes of Article IX, the Escrow Shares shall be deemed to have a value of $10.218 per share.

2.9      Committee and Representative.

(a)       Parent Committee. Prior to the Closing, the board of directors of Parent shall appoint a committee (the “Committee”) consisting of one or more of its then members to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement on behalf of Parent in respect of Parent’s right to indemnification pursuant to Article IX hereof. In the event of a vacancy on the Committee, the board of directors of Parent or, after the consummation of the Merger, a majority of those Persons who served on Parent’s board of directors immediately prior to the Closing Date, shall appoint as a successor member of the Committee some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing.

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(b)       Representative. Contemporaneously with the execution and delivery of this Agreement, the Members and Blocker Owners have designated York Credit Opportunities Fund, L.P. (the “Representative”) to represent the interests of the Members and the Blocker Owners for purposes of taking such actions as are contemplated by the Escrow Agreement and making those determinations hereunder that are specifically reserved to the Representative by the terms hereof. If such Person ceases to serve in such capacity, for any reason, those members of the board of directors of Parent who were members of the board of managers of the Company prior to the Closing shall appoint another Person as successor.

2.10     Company Management Incentive Pool. At the Effective Time, the MIP shall be terminated.

2.11     Contingent Consideration.

(a)       The Members and the Blocker Owners shall be entitled to receive an additional 4,893,326 shares (up to 19,573,304 shares in the aggregate) of Parent Common Stock (“Contingent Shares”) upon the achievement by the Company of each of the following milestones (each a “Contingent Milestone”) after the date hereof:

(i)       The execution by the Company, the Surviving Company or one or more Subsidiaries of the foregoing of a binding sale and purchase or tolling agreement (with customary conditions precedent) for the sale and purchase of, or the provision of tolling services with respect to, at least 1 million tons of liquefied natural gas per annum by June 30, 2018;

(ii)       The Company, the Surviving Company or one or more Subsidiaries of the foregoing receiving the Final Environment Impact Statement issued by the Federal Energy Regulatory Commission by June 30, 2018;

(iii)       The execution by the Company, the Surviving Company or one or more Subsidiaries of the foregoing of an engineering procurement and construction contract (with customary conditions precedent) for the construction of the Rio Grande LNG export terminal by December 31, 2018; and

(iv)       An affirmative vote of the board of directors of Parent to make a final investment decision for the Rio Grande LNG or Rio Bravo Pipeline projects by June 30, 2019.

(b)       Any Contingent Shares to be issued pursuant to this Section 2.11 shall be (i) issued within five (5) business days after the achievement of such Contingent Milestone, with no additional authorization required after the Closing from the board of directors of Parent and (ii) allocated among the Members and the Blocker Owners as set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

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Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE BLOCKER ENTITIES

Except as set forth in the letter dated as of the date of this Agreement delivered by the Blocker Owners to the Company, Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Blocker Disclosure Letter”), each of the Blocker Entities represents, severally and not jointly, in respect of itself and, in the case of each of York Credit Opportunities, York Multi-Strategy, York Select and the Blocker Managers, in respect of any Blocker Company in which it holds a membership interest, to Parent and Merger Sub as follows:

3.1      Organization and Qualification. Such Blocker Entity has been duly formed and validly exists as a limited liability company or limited partnership, as applicable, in good standing under the Legal Requirements of the State of Delaware. The copies of the certificates of formation and operating agreements, or certificate of limited partnership and limited partnership agreement, of such Blocker Company previously made available to Parent are true, correct and complete in all respects. Such Blocker Company was created as a single purpose entity under the Legal Requirements of the State of Delaware and is in good standing under the Legal Requirements of the State of Delaware.

3.2      Past Operations; Liabilities. Since its formation and at all times prior to the Closing, the sole activity, operations and business of such Blocker Company has consisted of owning Company Membership Interests directly or, in the case of Blocker Four and Blocker Five, indirectly through an aggregator vehicle (the “Blocker Aggregator”) whose sole activity was holding Company Membership Interests directly. The Blocker Companies have no liabilities or monetary obligations of any kind or nature, whether fixed or unfixed, secured or unsecured, known or unknown, absolute, accrued, contingent or otherwise.

3.3      Capitalization.

(a)       The authorized and outstanding equity of such Blocker Company consists solely of the Blocker Membership Interests described on Schedule 3.3(a) of the Blocker Disclosure Letter in respect of such Blocker Company, all of such Blocker Membership Interests have been duly authorized and validly issued and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights, and are owned by one of the Blocker Owners. Such Blocker Company (i) since its formation has not had any assets other than Company Membership Interests (or, in the case of Blocker Four and Blocker Five, Blocker Aggregator interests) and those incidental to its limited liability company or limited partnership existence, as applicable, (ii) will not have, as of the Closing, taking into account the Indirect Blocker Restructuring, any assets other than Company Membership Interests and those incidental to its limited liability company or limited partnership existence, as applicable, and (iii) except as set forth in Schedule 3.3(a) of the Blocker Disclosure Letter, has not incurred or become subject to any liabilities other than immaterial liabilities that are incidental to its limited liability company or limited partnership existence, as applicable or incurred in connection with its formation or the preparation, negotiation and execution of this Agreement and the other Transaction Agreements, which amounts will be paid in full by or on behalf of the Blocker Entities at or prior to the Blocker Effective Time.

(b)       Such Blocker Company has not granted any outstanding options, warrants, stock appreciation rights, phantom units or other securities convertible into or exercisable or exchangeable for any equity interests in such Blocker Company, or any other commitments or agreements providing for the issuance of additional equity interests in such Blocker Company, or for the repurchase or redemption of any equity interests in such Blocker Company, directly or indirectly, and there are no agreements of any kind which may obligate such Blocker Company to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests or any obligation or requirement to provide for or make any investment in any Person other than the Company.

3.4      Authority Relative to this Agreement. Such Blocker Entity (i) has taken all necessary action in order to (A) authorize such Blocker Entity to execute and deliver this Agreement and the Transaction Agreements to which such Blocker Entity is a party and (B) consummate the Blocker Mergers and (ii) has not taken any action to revoke such consent or authorization and no other proceeding or consent on the part of the Blocker Entity or such Blocker Owners is necessary to (A) authorize this Agreement and such Transaction Agreements to which such Blocker Entity is a party or (B) consummate the Blocker Mergers, in each case, as of the date hereof and as of the Closing Date. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by such Blocker Entity and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute the legal and binding obligations of such Blocker Entity, enforceable against such Blocker Entity in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

3.5      No Conflict; Required Filings and Consents.

(a)       The execution and delivery by each Blocker Entity of this Agreement does not, and the performance of this Agreement shall not, (i) conflict with or violate the Charter Documents of such Blocker Entity, (ii) conflict with or violate any Applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair such Blocker Entity’s’ rights or, in a manner adverse to the Blocker Entity, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of such Blocker Entity pursuant to, any contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any contract, including any “change in control” or similar provision of any contract.

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(b)       The execution and delivery of this Agreement by such Blocker Entity, does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for the filing of the Blocker Companies Certificate of Merger in accordance with the DLLCA, the DRUPA and the DGCL and (ii) for Applicable Legal Requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which such Blocker Entity is licensed or qualified to do business.

3.6      Ownership of Company Membership Interests. Such Blocker Company owns (or, in the case of Blocker Four and Blocker Five, will own as a result of the Indirect Blocker Restructuring) (of record and beneficially) the Company Membership Interests set forth opposite such Blocker Company’s name on Schedule 3.6 of the Blocker Disclosure Letter free and clear of all Liens (other than Permitted Liens or Liens relating to applicable securities Legal Requirements).

3.7      Compliance. Such Blocker Entity is, and has at all times been, in compliance in all material respects with all Applicable Legal Requirements. Such Blocker Entity has not received any written, or to the knowledge of the Blocker Owners, oral, notice, action or assertion outside the ordinary course of business from any Governmental Entity alleging any violation or non-compliance with any Applicable Legal Requirement.

3.8      Litigation. There are no Legal Proceedings pending or, to the knowledge of such Blocker Entity, threatened against or otherwise relating to such Blocker Entity that (i) challenge or seek to enjoin, alter or materially delay the Blocker Mergers or (ii) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Blocker Entity’s ability to perform its obligations hereunder and thereunder.

3.9      Brokers; Third Party Expenses. Such Blocker Entity does not have any liability or obligation to pay fees or commissions (including any such liability or obligation to be paid on behalf of any such Blocker Owner) to any broker, finder or agent with respect to the Blocker Mergers.

3.10     Agreements, Contracts and Commitments. Such Blocker Company is not, and has never been, party to any contracts, except for such contracts incidental to its limited liability company or limited partnership existence, as applicable, entered into in connection with its formation or the preparation, negotiation and execution of this Agreement and the other Transaction Agreements and such contracts as were required to acquire the Company Membership Interests (or, in the case of Blocker Four and Blocker Five, interests in Blocker Aggregator) and will not enter into any contracts, except for such contracts as are required to effect the completion of the Blocker Mergers.

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3.11     Taxes.

(a)       Such Blocker Company has at all times been treated as a corporation for U.S. federal income (and applicable state and local) tax purposes.

(b)       Such Blocker Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Blocker Returns”) required to be filed by such Blocker with any Tax authority prior to the date hereof. All such Blocker Returns are true, correct and complete in all material respects. Such Blocker Company has paid all material Taxes shown to be due and payable on such Blocker Returns, other than any such Taxes being contested in good faith through appropriate proceedings which (if any) are set forth on the Blocker Disclosure Letter.

(c)       All material Taxes that such Blocker Company is required by Applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Taxing authorities to the extent due and payable.

(d)       There is no material Tax deficiency outstanding, proposed or assessed against such Blocker Company, nor has such Blocker Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. Such Blocker Company has complied with all material Applicable Legal Requirements with respect to (i) payments made to third parties and (ii) the withholding of any payment of withheld Taxes, and has in all material respects (x) timely withheld from employee wages and other payments and (y) timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

(e)       To the knowledge of such Blocker Company, no audit or other examination of any Blocker Return by any Tax authority is presently in progress, nor has such Blocker Company been notified of any request for such an audit or other examination.

(f)       No adjustment relating to any Blocker Returns has been proposed in writing, formally or informally, by any Tax authority to such Blocker Company or any representative thereof.

(g)       Such Blocker Company has no liability for any unpaid Taxes which have not been accrued for or reserved on such Blocker Company’s balance sheets, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the business of such Blocker Company in the ordinary course of business or (ii) would not reasonably be expected to have a material adverse effect on such Blocker Company.

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(h)       Such Blocker Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date which taxable income was realized (or reflects economic income arising) prior to the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign law), (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received on or prior to the Closing Date or (vi) election under Section 108(i) of the Code.

(i)       Such Blocker Company (A) is not a party to any Tax allocation, Tax indemnity, sharing agreement or similar agreement with respect to Taxes, (B) has no liability for the Taxes of any Person by reason of Treasury Regulations Section 1.1502-6 (or any analogous provision of state, local or foreign law), contract (excluding any contract included in clause (A)), assumption, transferee or successor liability, operation of Legal Requirement or otherwise, (C) has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income Tax purposes, (D) is not subject to any private letter ruling of the IRS or any comparable rulings of any Taxing authority, (E) has not participated in a “reportable transaction” (other than a “loss transaction”) within the meaning of Treasury Regulations Section 1.6011-4(b) or (F) has not entered into any agreement or arrangement with any Taxing authority that requires such Blocker Company to take any action or to refrain from taking any action, and is not party to any agreement with any Taxing authority that would be terminated or adversely affected as a result of the Blocker Mergers.

(j)       The representations and warranties in this Section 3.11 are the only representations and warranties provided by the Blocker Entities in respect of Taxes.

Article IV

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1      Organization and Qualification.

(a)       The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to the Company and its Company Subsidiaries, taken as a whole. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the certificate of formation and operating agreement (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

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(b)       The Company is not qualified or licensed to do business as a foreign limited liability company in any jurisdiction other than Texas.

4.2      Company Subsidiaries.

(a)       The Company’s direct and indirect Subsidiaries and participations in joint ventures and other entities, together with their state of incorporation or formation, as applicable, are listed on Schedule 4.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). The Company owns all of the outstanding equity securities of the Company Subsidiaries, free and clear of all Liens. Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)       Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its state of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Company Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its state of organization or formation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each Company Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Company Subsidiary, as amended and currently in effect, have been heretofore delivered or made available to Parent or Parent’s counsel. No Company Subsidiary is in violation of any of the provisions of its Charter Documents.

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(c)       No Company Subsidiary is qualified or licensed to do business as a foreign entity in any jurisdiction.

(d)       Copies of the company records of each Company Subsidiary, including all minutes of meetings and consents in lieu of meetings of its board of managers and members, have been heretofore delivered or made available to Parent or Parent’s counsel.

4.3      Capitalization.

(a)       As of the date of this Agreement, the Company has issued 695,455 Class A Company Membership Interests and 885,664.3461 Class B Company Membership Interests. Other than the Company Membership Interests and the MIP, the Company has no class or series of securities or ownership interests authorized by its Charter Documents. Schedule 4.3(a) of the Company Disclosure Letter contains a list of all Company Membership Interests owned by each Member and the respective class(es) thereof and the specified percentage of the Allocated Profits Percentage (as defined in the Company Operating Agreement) to which certain individuals are entitled under the MIP, along with the mailing address of each of the foregoing Persons.

(b)       As of the date of this Agreement, no Company Membership Interests are reserved for issuance upon the exercise of outstanding options to purchase Company Membership Interests granted to employees of Company or other parties (“Company Options”). No securities or ownership interests are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Company Membership Interests. Any outstanding Company Membership Interests have been issued and granted in compliance in all material respects with (x) Applicable Legal Requirements, and (y) all requirements set forth in any applicable Company Contracts.

(c)       There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)       Except as set forth in the Company Operating Agreement and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any ownership interests of the Company.

(e)       Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

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(f)       No outstanding ownership interests of the Company (other than in connection with the MIP) are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

4.4      Authority Relative to this Agreement. The Company has requisite power and authority to: (i) execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party, and each ancillary document that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by all requisite action on the part of the Company (including the approval by its board of managers and the Members as required by the DLLCA), and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement and the other Transaction Agreements to which it is a party have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitute the legal and binding obligations of the Company, enforceable against the Company in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

4.5      No Conflict; Required Filings and Consents.

(a)       The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which it is a party do not, and the performance of this Agreement and the other Transaction Agreements to which it is a party by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s or any of its Subsidiaries’ rights or, in a manner adverse to the Company or any of its Subsidiaries, alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Material Company Contract, including any “change in control” or similar provision of any Material Company Contract, except, with respect to clauses (ii), (iii) or (iv), as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

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(b)       The execution and delivery of this Agreement by the Company, or the other Transaction Agreements to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for the filing of the Company Certificate of Merger in accordance with the DLLCA, the DRUPA and the DGCL, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (iii) for the filing of any notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the expiration of the required waiting period thereunder, (iv) the consents, approvals, authorizations and permits described on Schedule 4.5(b) of the Company Disclosure Letter, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent or prevent consummation of the Merger.

4.6      Compliance. The Company and each Company Subsidiary has complied with and is not in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. The businesses and activities of the Company and each Company Subsidiary have not been and are not being conducted in violation of any Applicable Legal Requirements, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. No written notice of non-compliance with any Applicable Legal Requirements has been received by the Company or any of the Company Subsidiaries (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Material Company Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

4.7      Financial Statements.

(a)       The Company has made available to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Company Subsidiaries for the fiscal years ended December 31, 2016 and 2015 (the “Financial Statements”). The Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise indicated in the notes thereto), and fairly present in all material respects the financial position of the Company and its Company Subsidiaries at the date thereof and the results of their operations and cash flows for the period indicated.

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(b)       The Company has established and maintained a system of internal controls. To the Company’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with U.S. GAAP.

(c)       There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b 7 under the Exchange Act) or member of the board of managers of the Company.

(d)       To the knowledge of the Company, the Company’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

4.8       No Undisclosed Liabilities. The Company and the Company Subsidiaries have no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except: (i) liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in the most recent Financial Statements or in the notes thereto, (ii) liabilities arising in the ordinary course of the Company’s business since December 31, 2016, and (iii) liabilities that, individually or in the aggregate, have not had a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

4.9      Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2016, there has not been: (a) any Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, as of the date hereof, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, membership interests or property) in respect of, any of the Company’s membership interests, or any purchase, redemption or other acquisition by the Company of any of the Company’s membership interests or any other securities of the Company or any options, warrants, calls or rights to acquire any such membership interests or other securities, (c) any split, combination or reclassification of any of the Company’s membership interests, (d) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (e) any change in the auditors of the Company, (f) any issuance of membership interests of the Company as of the date hereof, or (g) any revaluation by the Company of any of its assets, including, without limitation, any sale of assets of the Company other than in the ordinary course of business.

4.10     Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries before any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

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4.11     Employee Benefit Plans.

(a)       Schedule 4.11(a) of the Company Disclosure Letter lists all written employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements maintained by the Company covering any active employee, member of the board of managers or consultant of the Company, or maintained by any trade or business (whether or not incorporated) which is under common control with the Company for purposes of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”), in each case, with respect to which the Company has material liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by Applicable Legal Requirements. No Legal Proceeding (excluding claims for benefits incurred in the ordinary course of Plan activities) is pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries with respect to any Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by any Governmental Entity with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued in all material respects. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by any Applicable Legal Requirement or to conform any such Plan to the requirements of any Applicable Legal Requirement).

(b)       Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any member of the board of managers, officer or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12     Labor Matters.

(a)       The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of the Company Subsidiaries nor, to the Company’s knowledge, are there any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company or any of the Company Subsidiaries and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company pursuant to the resolution of any such proceeding that is no longer pending.

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(b)       Each employee and consultant of the Company is terminable “at will” subject to applicable notice periods as set forth by law or in any applicable employment agreement, and there are no agreements or understandings between the Company and any of its employees or consultants that their employment or services will be for any particular period. To the Company’s knowledge, as of the date hereof, none of the Company’s officers or key employees has given written notice of any intent to terminate his or her employment with the Company. The Company is in compliance in all material respects and, to the Company’s knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of any employment and consulting agreements between the Company and such individuals. There are not any material oral or informal arrangements, commitments or promises between the Company and any employees or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company.

(c)       The Company is in compliance with all Applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any material arrears of wages or penalties with respect thereto, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has no knowledge of any circumstance that is reasonably likely to give rise to any valid material claim by a current or former employee for compensation on termination of employment (beyond any severance pay to which such employee may be entitled under any applicable employment agreement). All amounts that the Company is legally required to withhold from its employees’ wages and to pay to any Governmental Entity as required by Applicable Legal Requirements have been withheld and paid, and the Company does not have any outstanding obligation to make any such withholding or payment, other than with respect to an open payroll period or as would not result in material liability to the Company. There are no pending, or to the Company’s knowledge, threatened in writing Legal Proceedings against the Company by any employee in connection with such employee’s employment or termination of employment by the Company.

(d)       Except as would not reasonably be expected to result in the Company’s incurring a material liability, no employee or former employee of the Company is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued during the current pay period and any accrued pay or benefits for services, which by their terms or under Applicable Legal Requirements, are payable in the future, such as but not limited to accrued vacation, recreation leave and severance pay).

4.13     Restrictions on Business Activities. There is no agreement, commitment, or Order binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

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4.14    Title to Property.

(a)       As of the date hereof, the Company owns no real property. Schedule 4.14(a) of the Company Disclosure Letter contains a list of all options or other contracts under which the Company has a right to purchase or lease, or the obligation to sell, any real property.

(b)       All material leases of real property held by the Company, if any, and all material personal and other property and assets of the Company and the Company Subsidiaries owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the most recent Financial Statements, other than those entered into or acquired on or after the date of the most recent Financial Statements in the ordinary course of business. Schedule 4.14(b) of the Company Disclosure Letter contains a list of all leases of real property held by the Company.

(c)       All leases pursuant to which the Company leases from others material real property or Personal Property, if any, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

4.15   Taxes.

(a)       The Company has timely filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof. All such Returns are true, correct and complete in all material respects. The Company has paid all material Taxes shown to be due and payable on such Returns, other than any such Taxes being contested in good faith through appropriate proceedings which (if any) are set forth on Schedule 4.15(a) of the Company Disclosure Letter.

(b)       All material Taxes that the Company is required by Applicable Legal Requirements to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper Taxing authorities to the extent due and payable.

(c)       There is no material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company has complied with all material Applicable Legal Requirements with respect to (i) payments made to third parties and (ii) the withholding of any payment of withheld Taxes, and has in all material respects (x) timely withheld from employee wages and other payments and (y) timely paid over in full to the proper Taxing authorities all amounts required to be so withheld and paid over for all periods.

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(d)       To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(e)       No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(f)       The Company has no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that (i) may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business or (ii) would not reasonably be expected to have a Material Adverse Effect on the Company.

(g)       The Company has at all times been treated as a partnership for U.S. federal income (and applicable state and local) Tax purposes.

(h)       The representations and warranties in this Section 4.15 are the only representations and warranties provided by the Company in respect of Taxes.

4.16    Environmental Matters.

(a)       Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company: (i) the Company has complied with all applicable Environmental Laws; (ii) the properties occupied or under lease by the Company (including soils, groundwater, surface water, air, buildings or other structures) do not contain Contamination (as defined below) from any Hazardous Substances (as defined below); (iii) the properties formerly occupied or under lease by the Company do not contain Contamination from Hazardous Substances arising out of Company activities during the period of occupation or lease by the Company or, to the Company’s knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal at or Contamination of any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance at any property occupied or under lease by the Company; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b)       To the Company’s knowledge, Schedule 4.16(b) of the Company Disclosure Letter sets forth all material environmental studies and investigations completed or in process with respect to the Company or any of its Subsidiaries or their respective properties, assets or operations. All such written reports and material documentation relating to any such study or investigation have been heretofore provided or made available by the Company to Parent or its counsel.

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4.17    Brokers; Third Party Expenses. The Company and the Company Subsidiaries have not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any Transactions.

4.18    Intellectual Property.

(a)       Schedule 4.18(a) of the Company Disclosure Letter contains a description of any Intellectual Property owned by the Company. The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted. No Intellectual Property that is owned by, or licensed to, the Company (“Company Intellectual Property”), including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software) or any current version of products or service offerings of the Company (“Company Products”) is subject to any material proceeding or outstanding contract, license, agreement, stipulation or Order restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

(b)       The Company and each Company Subsidiary owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business) other than Permitted Liens; and the Company is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c)       To the Company’s knowledge, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under Applicable Legal Requirements and the Company has not received any written claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

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4.19    Agreements, Contracts and Commitments.

(a)       Schedule 4.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all written and binding (except to the extent contemplated by Section 4.19(a)(xi)) contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other commitments and obligations of any kind, to which the Company or a Company Subsidiary is a party or by or to which any of the properties or assets of the Company or a Company Subsidiary is bound (including without limitation notes or other instruments payable to the Company or a Company Subsidiary) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract not terminable by the Company or a Company Subsidiary upon ninety (90) days or less notice without material financial penalty (A) providing for payments (present or future) to the Company in excess of $3,000,000 in the aggregate or (B) under or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $3,000,000, (y) each Company Contract that otherwise is or is material to the businesses, operations, assets or condition (financial or otherwise) of the Company, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i)       any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company and by or to any officer, member of the board of managers, employee, Member or holder of derivative securities (each, an “Insider”) of the Company;

(ii)       any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from an Insider by the Company;

(iii)       any guaranty, direct or indirect, by the Company, a Company Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)       any Company Contract of employment, consulting relationship or management providing for annual payments in excess of $300,000;

(v)       any Company Contract (other than those made in the ordinary course of business) (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any material product or service of the Company;

(vi)       any obligation to register any membership interests or other securities of the Company with any Governmental Entity;

(vii)       any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)       any collective bargaining agreement with any labor union;

(ix)       any lease or similar arrangement for the use by the Company of real property or Personal Property where the annual lease payments are greater than $3,000,000 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

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(x)       any Company Contract to which any Insider of the Company, or any entity owned or controlled by an Insider, is a party; and

(xi)       any written offer or proposal which, if accepted, would constitute any of the foregoing.

(b)       Each Material Company Contract was entered into at arms’ length, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct and complete copies of all Material Company Contracts have been heretofore made available to Parent or Parent’s counsel.

(c)       Neither the Company nor, to the Company’s knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Material Company Contract, and no party to any Material Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. Each Material Company Contract that has not expired by its terms is in full force and effect.

4.20    Insurance. The Company and/or the Company Subsidiaries maintains appropriate insurance policies or fidelity or surety bonds covering the assets, business, equipment, properties, operations, employees, officers and members of the board of managers (collectively, the “Insurance Policies”). The coverages provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations as concurrently conducted, including any insurance required to be maintained by Material Company Contracts.

4.21    Interested Party Transactions. No employee, officer, member of the board of managers, or Member of the Company or a member of his or her immediate family is indebted to the Company for borrowed money, nor is the Company indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary, bonuses and other compensation for services rendered, (ii) reimbursement for reasonable expenses incurred in connection with the Company, and (iii) for other employee benefits made generally available to all employees. To the knowledge of the Company, no Insider or any member of an Insider’s immediate family is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of membership interests or other securities of the Company or such Person’s employment or consulting arrangements with the Company).

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4.22    Governmental Actions/Filings. The Company has made the Governmental Actions/Filings set forth on Schedule 4.22 of the Company Disclosure Letter, true, complete and correct copies of which have heretofore been made available to Parent. As of the date hereof, the Company has made all Governmental Actions/Filings that are required for the current development of the Rio Grande LNG and Rio Bravo Pipeline projects. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings, except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company and the Company Subsidiaries, taken as a whole.

4.23    Certain Provided Information.

(a)       The Company represents and warrants that the information relating to the Company and the Company Subsidiaries supplied by the Company for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

(b)       The Company represents and warrants that all information provided pursuant to Section 7.4(a) shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.24    Board Approval. The board of managers of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Transactions.

4.25    Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Article IV of this Agreement shall survive the Closing for the period of time set forth in Section 9.4 subject to the limitations of Article IX.

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4.26    Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article V, NONE OF PARENT, MERGER SUB, ANY OF ITS RESPECTIVE SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE PARENT, MERGER SUB OR ANY OF THEIR SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF THE PARENT, MERGER SUB OR THEIR SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO THE COMPANY, MEMBERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PARENT AND MERGER SUB TO THE COMPANY IN Article V AND (B) NONE OF THE PARENT, MERGER SUB, NOR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, MEMBERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE PARENT, MERGER SUB, ANY OF THEIR SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article V OF THIS AGREEMENT. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE PARENT, MERGER SUB, THEIR SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN Article V OF THIS AGREEMENT.

Article V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the letter dated as of the date of this Agreement delivered by Parent and Merger Sub to the Company prior to or in connection with the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant to the Company as follows:

5.1      Organization and Qualification.

(a)       Parent and each of its Subsidiaries is a corporation or limited liability company duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except as would not be material to Parent. Parent and each of its Subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Complete and correct copies of the Parent Charter Documents and each of its Subsidiaries, as amended and currently in effect, have been heretofore delivered to the Company. Neither Parent nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

(b)       Parent and each of its Subsidiaries is duly qualified or licensed to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary. Each jurisdiction in which Parent or any of its Subsidiaries is so qualified or licensed is listed on Schedule 5.1(b) of the Parent Disclosure Letter.

5.2       Parent Subsidiaries. Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated, other than Merger Sub and those non-operational entities listed on Schedule 5.2 of the Parent Disclosure Letter, which have no obligations or liabilities of any nature whatsoever. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub is a newly-formed entity that has been formed solely for the purpose of engaging in the Transactions.

5.3      Capitalization.

(a)       As of the date of this Agreement, the authorized capital stock of Parent consists of 27,500,000 shares of Parent Common Stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 14,589,415 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

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(b)       (i) No shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance in all material respects with (x) Applicable Legal Requirements, and (y) all requirements set forth in any applicable Parent Contracts.

(c)       There are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of Parent or obligating Parent to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)       Except as contemplated by this Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any equity security of any class of securities or convertible securities of Parent.

(e)       Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(f)       No outstanding share of Parent Common Stock or convertible securities of Parent is unvested or subject to a repurchase option, risk of forfeiture or other similar condition under any applicable agreement with Parent.

(g)       (i) The shares of Parent Common Stock to be issued by Parent in connection with the Merger (including any Contingent Shares that may be issued), upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued in compliance in all material respects with (A) Applicable Legal Requirements, and (B) all requirements set forth in any applicable Parent Contracts, and (ii) such shares of Parent Common Stock (including any Contingent Shares that may be issued) will be fully paid and nonassessable and, when issued and sold against receipt of consideration therefor as provided in this Agreement, such shares of Parent Common Stock will be validly issued, fully paid and nonassessable, will not be subject to preemptive rights of any other stockholder of Parent and will effectively vest in the Member title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

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5.4      Authority Relative to this Agreement. Each of Parent and Merger Sub has requisite corporate power and authority to: (a) execute, deliver and perform this Agreement and the other Transaction Agreements to which each of them is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement, and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions. The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Agreements to which each of them is a party, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its board of directors), and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Agreements to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Agreements to which each of them is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitute the legal and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

5.5      No Conflict; Required Filings and Consents.

(a)       Neither the execution, delivery and performance by Parent and Merger Sub of this Agreement or the other Transaction Agreements to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions shall: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Applicable Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), as would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

(b)       The execution and delivery of this Agreement by Parent and Merger Sub, or the other Transaction Agreements to which either or both are a party, does not, and the performance of their obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of the Certificates of Merger in accordance with the DLLCA, the DRUPA and the DGCL, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder, and (iv) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger.

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5.6      Compliance. During the period since its incorporation or organization, as applicable, (i) Parent and each of its Subsidiaries has been, and continues to be, in compliance with and has not been, and is not currently, in violation of any Applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent, (ii) the businesses and activities of Parent and each of its Subsidiaries have not been and are not currently being conducted in violation of any Applicable Legal Requirements, (iii) no written notice of non-compliance with any Legal Requirements has been received by Parent or any of its Subsidiaries (and Parent and Merger Sub have no knowledge of any such notice delivered to any other Person), (iv) neither Parent nor any of its Subsidiaries has been, or is currently, in violation of any term of any Parent Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and (v) Parent has not received any written notice or, to the knowledge of Parent, oral notice to the effect that a Governmental Entity has claimed or alleged that Parent was not in compliance in all material respects with all Applicable Legal Requirements, Orders or other arrangements with any Governmental Entity applicable to Parent.

5.7      Parent SEC Reports and Financial Statements.

(a)       Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 23, 2015 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments in comment letters from the SEC staff with respect to Parent or the Parent SEC Reports. To the knowledge of Parent, as of the date hereof, (i) none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Parent SEC Report. The audited financial statements of Parent (“Parent Audited Financial Statements”) and unaudited interim financial statements of Parent (“Parent Unaudited Financial Statements” and, together with the Parent Audited Financial Statements, the “Parent Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Parent SEC Reports (x) complied as to form in all material respects with, and in the case of Parent Financial Statements filed following the date hereof will comply with, the published rules and regulations of the SEC with respect thereto, (y) were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10 Q of the SEC) and Regulation S-X or Regulation S-K, as applicable, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable, and (z) fairly present, and in the case of Parent Financial Statements filed following the date hereof, will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes), in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

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(b)       Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a 15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(c)       Parent has established and maintained a system of internal controls sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with U.S. GAAP.

(d)       There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b 7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes Oxley Act.

(e)       The books of account, minute books and transfer ledgers and other similar books and records of Parent and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(f)       Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and its Subsidiaries reflected in the Parent Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent or any of its Company Subsidiaries as of the date hereof.

5.8      No Undisclosed Liabilities. Parent (including its Subsidiaries) has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet in accordance with U.S. GAAP that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except: (a) liabilities provided for in or otherwise disclosed or reflected in the balance sheet included in the most recent Parent Financial Statements or in the notes thereto in the Parent SEC Reports, and (b) liabilities arising in the ordinary course of Parent’s business since December 31, 2016 which are not material in amount or nature.

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5.9      Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since December 31, 2016, there has not been: (a) any Material Adverse Effect on Parent as of the date hereof, (b) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (c) any split, combination or reclassification of any of Parent’s capital stock, (d) any granting by Parent of any increase in compensation or fringe benefits, or any payment by Parent of any bonus, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (e) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirements, (f) any change in the auditors of Parent, (g) any issuance of capital stock of Parent, or (h) any revaluation by Parent of any of its assets, including, without limitation, any sale of assets of Parent other than in the ordinary course of business.

5.10    Litigation. There are no Legal Proceedings pending or to Parent’s knowledge, threatened in writing against or otherwise relating to Parent or any of its Subsidiaries, before any Governmental Entity.

5.11    Employee Benefit Plans. Neither Parent nor any of its Subsidiaries maintains or has any liability under, any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Parent or any of its Subsidiaries, or any trade or business (whether or not incorporated) which is under common control with Parent or any of its Subsidiaries for purposes of Section 414 of the Code, with respect to which Parent or any of its Subsidiaries has material liability, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent or any of its Subsidiaries, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

5.12    Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries and neither Parent nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any such employees.

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5.13    Business Activities. Since its organization, neither Parent nor any of its Subsidiaries has conducted any business activities other than activities (i) in connection with its organization or (ii) directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, contract, commitment or Order binding upon Parent or its Subsidiaries or to which Parent or its Subsidiaries is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Merger Sub does not have any operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

5.14    Title to Property. Neither Parent nor any of its Subsidiaries owns or leases any real property or personal property. There are no options or other contracts under which Parent or any of its Subsidiaries has a right or obligation to acquire or lease any interest in real property or personal property.

5.15    Taxes.

(a)       Parent and each of its Subsidiaries has timely filed all Returns required to be filed by Parent and each of its Subsidiaries with any Tax authority prior to the date hereof, except such Returns which are not and, following the Closing will not be, material to Parent. All such Returns are true, correct and complete in all material respects. Parent and each of its Subsidiaries has paid all Taxes shown to be due on such Returns.

(b)       All Taxes that Parent and each of its Subsidiaries are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)       neither Parent nor any of its Subsidiaries has been delinquent in the payment of any Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent or any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)       No audit or other examination of any Return of Parent or any of its Subsidiaries by any Tax authority is presently in progress, nor has Parent or any of its Subsidiaries been notified of any request for such an audit or other examination.

(e)       No adjustment relating to any Returns filed by Parent or any of its Subsidiaries has been proposed in writing, formally or informally, by any Tax authority to Parent or any of its Subsidiaries or any representative thereof.

(f)       neither Parent nor any of its Subsidiaries has any liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

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5.16    Environmental Matters.

(a)       Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent and each of its Subsidiaries has complied and is in compliance with all applicable Environmental Laws; (ii) the properties currently occupied or under lease by Parent and each of its Subsidiaries (including soils, groundwater, surface water, air, buildings or other structures) do not contain Contamination from any Hazardous Substances; (iii) the properties formerly occupied or under lease by Parent and each of its Subsidiaries do not contain Contamination from Hazardous Substances arising out of Parent or any of its Subsidiaries activities during the period of occupation or lease by Parent or any of its Subsidiaries or, to Parent’s or Merger Sub’s knowledge, during any prior period; (iv) neither Parent nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal at or Contamination of any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) neither Parent nor any of its Subsidiaries has been associated with any release or threat of release of any Hazardous Substance at any property occupied or under lease by Parent or any of its Subsidiaries; (vi) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or liable under any Environmental Law; and (vii) neither Parent nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

5.17    Brokers. Neither Parent nor any of its Subsidiaries has incurred, neither will incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.18    Intellectual Property. Neither Parent nor any of its Subsidiaries owns, licenses or otherwise has any right, title or interest in any material Intellectual Property or Registered Intellectual Property.

5.19    Agreements, Contracts and Commitments.

(a)       Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including outstanding offers or proposals) of any kind, whether written or oral, to which Parent or any of its Subsidiaries is a party or by or to which any of the properties or assets of Parent or any of its Subsidiaries may be bound, subject or affected (“Parent Contracts”). All Parent Contracts are listed on Schedule 5.19(a) of the Parent Disclosure Letter other than those that are exhibits to the Parent SEC Reports filed prior to the date of this Agreement.

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(b)       Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore been made available to the Company or Company counsel.

(c)       Neither Parent or any of its Subsidiaries nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent or any of its Subsidiaries is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

(d)       All Finder Fee Agreements (as defined in the Parent Disclosure Letter) have been provided to the Company prior to the date hereof. Parent owes no amounts and will owe no amounts under the Finder Fee Agreements.

5.20    Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor any of its Subsidiaries maintains any Insurance Policies.

5.21     Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or any of its Subsidiaries or a member of his or her immediate family is indebted for borrowed money to Parent nor is Parent indebted for borrowed money (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; and (b) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent).

5.22    Parent Listing. Parent’s units, the Parent Common Stock and Parent Warrants are registered pursuant to the Exchange Act and are listed for trading on the Nasdaq Capital Markets (“Nasdaq”) under the symbols “HRMNU”, “HRMN”, and “HRMNW”, respectively. Parent has not been notified by Nasdaq that it has failed to comply with any listing rules of such exchange, which such failure has not been rectified in full as of the date hereof. There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit or terminate the listing of Parent Common Stock or Parent Warrants on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of Parent Common Stock or Parent Warrants under the Exchange Act.

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5.23    Board Approval. The board of directors of Parent has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the Transactions, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund.

5.24    Trust Fund.

(a)       As of the date hereof, Parent has $112,865,060 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”), pursuant to that certain Investment Management Trust Agreement by and between Parent and Continental, dated as of March 23, 2015 (the “Trust Agreement”). The Trust Fund shall be utilized in accordance with Section 7.20 hereof and the Trust Agreement.

(b)       The Trust Agreement is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) (i) between Parent and Continental that would cause the description of the Trust Agreement in Parent SEC Reports to be inaccurate in any material respect or (ii) to the knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding shares of Parent Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of shares of Parent Common Stock pursuant to Parent’s Amended and Restated Certificate of Incorporation) to any portion of the proceeds in the Trust Fund. Prior to the Closing, none of the funds held in the Trust Fund may be released except (A) to pay income and franchise taxes from any interest income earned in the Trust Fund and (B) to redeem shares of Parent Common Stock in accordance with the provisions of Parent’s Amended and Restated Certificate of Incorporation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened in writing with respect to the Trust Fund.

(c)       Parent has made available to the Company true, correct and complete copies of the executed and delivered Trust Agreement. The Trust Agreement has not been amended or modified, no such amendment or modification is contemplated by Parent and, to the knowledge of Parent, the obligations and the commitments contained therein have not been withdrawn or rescinded in any respect. The Trust Agreement is in full force and effect as of the date hereof. The Trust Agreement constitutes the legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach under the Trust Agreement on the part of Parent or its Subsidiaries or, to the knowledge of Parent, any other parties thereto. There are no side letters or other agreements, contracts or arrangements to which Parent or any of its Affiliates is a party related to the transactions contemplated by the Trust Agreement.

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5.25     Settlement Agreement. Prior to the date hereof, Parent has delivered to the Company a true, correct and complete copy of the Settlement Agreement, dated as of March 11, 2017, by and between Parent and Customer Acquisition Network (Canada) Inc., which agreement has not been amended and contains the entire agreement between Parent and Customer Acquisition Network (Canada) Inc. with respect to the subject matter set forth therein.

5.26     Investment Company Act. Parent is not, and at and immediately following the Closing will not be, an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

5.27    Emerging Growth Company. Parent constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

5.28    Status of Parent Common Stock. The offer and issuance of the shares of Parent Common Stock pursuant to this Agreement are exempt from the registration and prospectus delivery requirements of the Securities Act and the rules and regulations promulgated thereunder. Without limiting the foregoing, neither Parent nor Merger Sub, to the knowledge of Parent, nor any other Person authorized by Parent or Merger Sub to act on Parent’s behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of Parent Common Stock and neither Parent nor Merger Sub, nor, to the knowledge of Parent, any Person acting on Parent’s behalf, has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the shares of Parent Common Stock under this Agreement to be integrated with prior offerings by Parent for purposes of the Securities Act that would result in Regulation D or any other applicable exemption from registration under the Securities Act not being available, nor will Parent take any action or steps that would cause the offering or issuance of the shares of Parent Common Stock under this Agreement to be integrated with other offerings.

5.29    Certain Provided Information.

(a)       Parent and Merger Sub represent and warrant that the information relating to Parent and Merger Sub supplied by Parent or Merger Sub for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Common Stock or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Parent will ensure that said Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

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(b)       Parent and Merger Sub represent and warrant that all information provided pursuant to Section 7.4(a) shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.30    Disclaimer of Other Warranties.

(a)       PARENT AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN Article IV, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE MEMBERS, ANY OTHER INSIDER, THE COMPANY OR ANY OF ITS SUBSIDIARIES, RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, (A) NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN Article IV AND (B) NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES, INSIDERS OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT OR MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (I) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS, (II) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT OR (III) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY, ANY OF ITS SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN Article IV OF THIS AGREEMENT. EACH OF PARENT AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN Article IV OF THIS AGREEMENT.

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(b)       Parent expressly acknowledges and agrees, for itself and on behalf of all of the Parent Indemnitees, that, without limiting the representations and warranties contained in Article IV hereof, (i) the Company and its Subsidiaries are engaged in the development of complex energy infrastructure projects, the success of which are uncertain, and no representation or warranty is made with respect to the sufficiency of any action taken, asset or permit acquired or contract entered into in relation to the same, or the likelihood of success of any such project, (ii) numerous additional actions, assets, permits and contracts not yet taken, obtained or entered into by the Company and its Subsidiaries will be required to advance such projects to completion and there can be no assurance of such actions, assets, permits and contracts being taken, obtained or entered into.

5.31    Survival of Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall terminate at the Closing.

Article VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1      Conduct of Business by the Company and the Company Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause the Company Subsidiaries to, except to the extent that Parent or Merger Sub shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement or the Company Disclosure Letter, carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements. In addition, except as required or permitted by the terms of this Agreement or the Company Disclosure Letter, or as required by Applicable Legal Requirement, without the prior written consent of Parent or Merger Sub (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, the Company shall, and shall cause the Company Subsidiaries, not do any of the following:

(a)       Accelerate, amend or change the period of exercisability of options or restricted stock (or membership interest), or reprice options granted under any employee, consultant, director or other equity plans or authorize cash payments in exchange for any options granted under any of such plans;

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(b)       Grant outside of the ordinary course of business any material severance or termination pay to (i) any officer or (ii) any employee, except pursuant to Applicable Legal Requirements, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to Parent, or adopt any new severance plan, or amend or modify or alter in any material manner any severance plan, agreement or arrangement existing on the date hereof;

(c)       Transfer or license to any Person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any Person future Intellectual Property, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property;

(d)       Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or membership interest) or split, combine or reclassify any capital stock (or membership interest) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)       Purchase, redeem or otherwise acquire, directly or indirectly, any ownership interests of the Company;

(f)       Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, membership interests or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, membership interests or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock, membership interests or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, membership interests or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(g)       Amend its Charter Documents;

(h)       Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, in each case that is material, individually or in the aggregate, to the business of the Company. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement;

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(i)       Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of the Company;

(j)       Except in the ordinary course of business or from any Member pursuant to arm’s length terms and conditions, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons (other than any guarantees by the Company or any of its Subsidiaries of indebtedness of the other), issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)       Except in the ordinary course of business or pursuant to Applicable Legal Requirements, adopt a Plan, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any member of the board of managers or employee, or materially increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its board of managers, officers, employees or consultants, except in each case in the ordinary course of business consistent with past practices or pursuant to Applicable Legal Requirements, a Plan or written agreement entered into prior to the date hereof;

(l)       Pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or material litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, or liabilities recognized or disclosed in the Financial Statements or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

(m)       Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Material Company Contract (except for any such modification, amendment or termination that does not materially and adversely impact the Company and the Company Subsidiaries, taken as a whole), or waive, delay the exercise of, release or assign any material rights or claims thereunder;

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(n)       Except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirement, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)       Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring the Company to pay in excess of $5,000,000 in any 12 month period;

(p)       Settle any material litigation where the consideration given is other than monetary or to which an Insider is a party;

(q)       Make, change or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of the Company, settle or compromise any material income tax liability or, except as required by Applicable Legal Requirements, materially change any method of accounting for Tax purposes or prepare, amend or file any Return in a manner inconsistent with past practice;

(r)       Form or establish any Subsidiary;

(s)       Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)       Make capital expenditures except in accordance with prudent business and operational practices;

(u)       Make or omit to take any action, the taking or omission of which would be reasonably expected to have a Material Adverse Effect on the Company;

(v)       Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice; or

(w)       Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 6.1(a) through (v) above.

6.2      Conduct of Business by Parent and its Subsidiaries. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries to, except to the extent that the Company shall otherwise consent in writing (not to be unreasonably withheld, conditioned or delayed) or as contemplated by this Agreement or the Parent Disclosure Letter, carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements. In addition, except as required or permitted by the terms of this Agreement or the Parent Disclosure Letter, or as required by Applicable Legal Requirement, without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, Parent shall, and shall cause its Subsidiaries, not do any of the following:

(a)       Accelerate, amend or change the period of exercisability of options or restricted stock (or membership interest), or reprice options granted under any employee, consultant, director or other equity plans or authorize cash payments in exchange for any options granted under any of such plans;

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(b)       Grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to Applicable Legal Requirements, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the Company, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)       Transfer or license to any Person or otherwise extend, amend or modify any rights to any Intellectual Property or enter into grants to transfer or license to any Person future Intellectual Property rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company license on an exclusive basis or sell any Intellectual Property;

(d)       Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant or unit) or split, combine or reclassify any capital stock (or warrant or unit) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, warrant or unit;

(e)       Purchase, redeem or otherwise acquire, directly or indirectly, any ownership interests of Parent or any of its Subsidiaries;

(f)       Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock, units or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock, units or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, units, equity securities or other ownership interests or convertible or exchangeable securities;

(g)       Amend its Charter Documents;

(h)       Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances or other arrangements, or any agreement, contract, arrangement or understand that provides for exclusivity of territory or otherwise restricts Parent’s, any of its Subsidiaries’ or, following the Closing, the Surviving Company’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Proxy Statement;

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(i)       Sell, lease, license, encumber or otherwise dispose of any properties or assets;

(j)       Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)       Except pursuant to Applicable Legal Requirements, a Plan or written agreement entered into prior to the date hereof, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement, pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except pursuant to Applicable Legal Requirements, a Plan or written agreement entered into prior to the date hereof;

(l)       Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) (other than the satisfaction in the ordinary course of business of liabilities of Parent which are not material in amount or nature), or litigation (whether or not commenced prior to the date of this Agreement), or waive the benefits of, agree to modify in any manner, terminate, release any Person from or knowingly fail to enforce any confidentiality or similar agreement to which Parent or any of its Subsidiaries is a party or of which Parent or any of its Subsidiaries is a beneficiary, as applicable;

(m)       Modify, amend or terminate any Parent Contract, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)       Except as required by U.S. GAAP (or any interpretation thereof) or Applicable Legal Requirement, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)       Incur or enter into any agreement, contract or commitment requiring such Parent to pay in excess of $50,000 in any 12 month period;

(p)       Settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

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(q)       Make, change or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any respect the Tax liability or Tax attributes of Parent, settle or compromise any income tax liability or, except as required by Applicable Legal Requirements, change any method of accounting for Tax purposes or prepare, file any Return in a manner inconsistent with past practice or amend any Return;

(r)       Form or establish any Subsidiary other than Merger Sub;

(s)       Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)       Make capital expenditures;

(u)       Make or omit to take any action, the taking or omission of which would be reasonably expected to have a Material Adverse Effect on Parent or, following the Closing, the Surviving Company;

(v)       liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or its Subsidiaries;

(w)       purchase any equity securities of any Person;

(x)       engage in a new line of business;

(y)       take any action that would reasonably be expected to result in the failure of any of the conditions to the Merger, as set forth in Article IV;

(z)       Enter into any material transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with prior practice;

(aa)    Enter into any binding or non-binding arrangement, understanding, agreement, contract, letter or similar concept with Customer Acquisition Network (Canada) Inc. or any of its Affiliates; or

(bb)   Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section (a) through (aa) above.

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6.3      Conduct of Business by the Blocker Companies. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Blocker Company shall, and each of York Credit Opportunities, York Multi-Strategy, York Select and the Blocker Managers shall cause each Blocker Company of which it is a holder of Blocker Membership Interests or a Blocker Manager of to, except as expressly contemplated by this Agreement or expressly set forth in the Blocker Disclosure Letter, carry on its business in the ordinary course consistent with past practice and in compliance with Applicable Legal Requirements. In addition, except as expressly contemplated by the terms of this Agreement or expressly set forth in the Blocker Disclosure Letter, or as required by Applicable Legal Requirement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each Blocker Company shall not, and each of York Credit Opportunities, York Multi-Strategy, York Select and the Blocker Managers shall cause each Blocker Company of which it is a holder of Blocker Membership Interests or a Blocker Manager of not to, take any action other than continuing to hold its Company Membership Interests (in the case of Blocker Four and Blocker Five, indirectly through the Blocker Aggregator until the consummation of the Indirect Blocker Restructuring) consistent with past practice and actions incident thereto, and actions required to consummate the Transactions.

Article VII

ADDITIONAL AGREEMENTS

7.1      Proxy Statement; Special Meeting.

(a)       As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a proxy statement (“Proxy Statement”) to be used for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Blocker Mergers and the Merger, (ii) the change of the name of Parent (such name to be as directed by the Company) , (iii) an increase in the number of authorized shares of Parent Common Stock (such number to be as directed by the Company) and (iv) amendments to Parent’s Amended and Restated Certificate of Incorporation to be effective from and after the Closing (A) to amend Article Sixth thereof so that the existence of Parent shall be perpetual and to remove all SPAC-related provisions that will no longer be applicable to Parent following the Closing and (B) such other changes set forth in the Second Amended and Restated Certificate of Incorporation attached hereto as Exhibit D (the matters set forth in clauses (i) through (iv) being referred to herein as the “Parent Stockholder Matters”), (v) the adoption of an omnibus equity incentive plan to be provided by the Company after the date hereof and approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed) (the “Parent Plan”), and (vi) such other matters as mutually agreed upon between the Company and Parent at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate number of shares of Parent Common Stock equal to five percent (5%) of the shares of Parent Common Stock outstanding upon consummation of the Closing shall be reserved for issuance pursuant to the Parent Plan. The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Proxy Statement. The Company and its counsel shall be given an opportunity to review, comment on and approve in writing the preliminary Proxy Statement prior to its filing with the SEC. Parent, with the assistance and written approval of the Company, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use commercially reasonable efforts to cause the Proxy Statement to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

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(b)      As soon as practicable following the approval for distribution of the Proxy Statement by the SEC, Parent shall distribute the Proxy Statement to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the DGCL and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 7.1(a).

(c)       Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Parent Common Stock, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement).

(d)       Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use commercially reasonable efforts to obtain the approval of the Parent Stockholder Matters. Neither Parent’s board of directors nor any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the Parent board of director’s recommendation that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger.

(e)       The Parties shall take all necessary action so that the persons listed on Schedule 7.1(e) of the Company Disclosure Letter are elected and appointed to the positions of officers and directors of Parent and Surviving Company in the class indicated with respect to directors, and as members of the committees of the board of directors of Parent, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed on Schedule 7.1(e) of the Company Disclosure Letter is unable to serve, the Party appointing such Person, as indicated on such Schedule, shall designate a successor; provided that, if such designation is to be made after the Closing, any successor to a Person designated by Parent shall be made by the Committee.

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7.2      HSR Act. As promptly as practicable after the date of this Agreement and in any event within ten (10) business days, Parent and the Company shall each prepare and file the notification required of it under the HSR Act in connection with the Transactions and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Each Party will promptly furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party will promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates and their respective agents, representatives and advisors, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the foregoing, Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Transactions, (b) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto, (c) give the other prompt written notice of the commencement of any Legal Proceeding with respect to such transactions and (d) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend, (e) keep the other reasonably informed as to the status of any such Legal Proceeding and (f) promptly furnish each other with copies of all correspondence, filings (except for filings made under the HSR Act) and written communications between such Party and their Affiliates and their respective agents, representatives and advisors, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Filing fees with respect to the notifications required under the HSR Act shall be borne by the Company.

7.3      Other Actions.

(a)       As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company.

(b)       Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c)       At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Company. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the Commission.

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7.4      Required Information.

(a)       In connection with the preparation of the Signing Form 8-K, the Signing Press Release, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Parent and/or the Company to any Government Entity in connection with Merger and the other Transactions (each, a “Reviewable Document”), and for such other reasonable purposes, each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors or managers, as applicable, officers, stockholders and members (including the directors of Parent to be elected effective as of the Closing as contemplated by Section 7.1 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger.

(b)       At a reasonable time prior to the filing, issuance or other submission or public disclosure of a Reviewable Document by either Parent or Merger Sub, on the one hand, or the Company, on the other hand, the other Party shall be given an opportunity to review and comment upon such Reviewable Document and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, and each Party shall accept and incorporate all reasonable comments from the other Party to any such Reviewable Document prior to filing, issuance, submission or disclosure thereof.

(c)       Any language included in a Reviewable Document shall, following its filing, issuance or submission, thereafter be used by other Party in other Reviewable Documents and in other documents distributed by the other Party in connection with the Transactions without further review or consent of the reviewing Party.

(d)       Prior to the Closing Date (i) the Company and Parent shall notify each other as promptly as reasonably practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, a Reviewable Document that has been filed with the SEC, and (ii) the Company and Parent shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC on, or of any written or oral request by the SEC for amendments or supplements to, any such Reviewable Document, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC with respect to any of the foregoing filings. Parent and the Company shall use their respective commercially reasonable efforts, after consultation with each other, to resolve all such requests or comments with respect to the any Reviewable Document as promptly as reasonably practicable after receipt of any comments of the SEC. All correspondence and communications to the SEC made by Parent or the Company with respect to the Transactions or any agreement ancillary hereto shall be considered to be Reviewable Documents subject to the provisions of this Section 7.4.

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(e)       As soon as reasonably practicable following the Closing Date, but in no event later than December 31, 2017, Parent shall deliver (or cause to be delivered) to the Representative all Schedules K-1 for the holders of Company Membership Interests in respect of the Company’s federal Form 1065 for the taxable year ending on the Closing Date.

7.5      Confidentiality; Access to Information.

(a)     Confidentiality. Any confidentiality agreement previously executed by and between the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, shall be superseded in its entirety by the provisions of this Agreement. Beginning on the date hereof and ending on the second (2nd) anniversary of this Agreement, each Party agrees to maintain in confidence any non-public information received from the other Parties, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to (i) information which was known to one Party or their respective agents or representatives prior to receipt from the Company, on the one hand, or Parent and Merger Sub, on the other hand, as applicable; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by a Party or their respective agents from a third party who was not bound to an obligation of confidentiality; (iv) disclosure required by Applicable Legal Requirement or stock exchange rule; or (v) disclosure consented to in writing by Parent or Merger Sub (in the case of the Company) or the Company (in the case of Parent or Merger Sub). In the event this Agreement is terminated as provided in Article X hereof, each Party will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby; provided that neither Party shall be required to return or destroy any electronic copy of any non-public information that is created pursuant to such Party’s standard electronic backup and archival procedures.

(b)     Access to Information.

(i)       The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request.

(ii)       Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request.

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7.6      Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using commercially reasonable efforts to accomplish the following: (a) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VIII to be satisfied, (b) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any Legal Proceeding, (c) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including the consents referred to on Schedule 4.5 of the Company Disclosure Letter (it being understood, for the avoidance of doubt, that nothing herein shall require the Company in connection therewith to incur any liability or expense or subject itself, any of its Subsidiaries or the business of the foregoing to any imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their assets, properties and or membership interests), (d) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (e) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions. This obligation shall include, on the part of Parent, sending a termination letter to Continental substantially in the form attached hereto as Exhibit I (the “Trust Termination Letter”). In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Transactions, use its commercially reasonable efforts to enable the Merger and the other Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock or membership interests, or the incurrence of any liability or expense.

7.7      No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall use its best efforts to require each of its officers, directors and employees, and shall use commercially reasonable efforts to require each of its agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

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7.8      No Claim Against Trust Fund. All parties to this Agreement other than Parent and Merger Sub (collectively, the “ND Parties”) hereby waive all right, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. Notwithstanding the foregoing, in the event this Agreement is terminated pursuant to any of Section 10.1(b) (but only if the Transactions have failed to close by the date specified therein because of Parent’s or Merger Sub’s breach of an obligation herein), Section 10.1(d) or Section 10.1(i), and Parent or any of its Subsidiaries completes a business combination with another company, the ND Parties shall not be prohibited from filing and pursuing a claim for damages in connection with this Agreement or the Transactions following consummation by Parent or any of its Subsidiaries of an alternative business combination, in each case against Parent, any of its Subsidiaries or any other Person that is party to such alternative business combination or any Affiliate thereof. Furthermore, Parent and Merger Sub shall not execute any definitive agreement related to such business combination that (a) attempts to prevent the ND Parties from so filing or pursuing any such claim, or (b) permits the Person that survives such combination not to assume Parent’s and Merger Sub’s obligation for damages in connection with this Agreement and the Transactions. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent and the Company.

7.9      Disclosure of Certain Matters. Each of Parent and Merger Sub, the Blocker Entities, and the Company will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have knowledge that (a) is reasonably likely to cause any of the conditions set forth in Article VIII not to be satisfied, or (b) would require any amendment or supplement to the Proxy Statement. The Blocker Entities, the Company and Parent shall have the obligation to supplement or amend the Blocker Disclosure Letter, the Company Disclosure Letter and the Parent Disclosure Letter, respectively, being delivered concurrently with the execution and delivery of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known prior to the execution and delivery of this Agreement, would have been required to be set forth on the Company Disclosure Letter or the Parent Disclosure Letter, respectively. The obligations of each of the Blocker Entities, the Company and Parent to amend or supplement the Blocker Disclosure Letter, Company Disclosure Letter and the Parent Disclosure Letter, respectively, shall terminate on the Closing Date. No such amendment or supplementation shall be effective for purposes of Sections 8.2(a), 8.3(a), 10.1(d) and 10.1(e) and, in the case of the Blocker Entities, 9.1.

7.10    Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock issued in connection with the Transactions, including any Contingent Shares that may be issued, to be approved for listing on Nasdaq at Closing (or, in the case of Contingent Shares, concurrently with the issuance thereof). During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Company Common Stock and Company Warrants listed for trading on Nasdaq. After the Closing, Parent and the Company shall use commercially reasonable efforts to continue the listing for trading of the Parent Common Stock and Parent Warrants on Nasdaq.

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7.11    No Solicitation. The Company will not, will cause the Company Subsidiaries not to, will cause its Members not to (and each Member has acknowledged to the Company that it will not), and will direct its employees, agents, officers, members of its board of directors or managers, representatives and advisors (collectively, “Party Representatives”) not to, directly or indirectly, (a) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, representatives, advisors) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”), (b) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination or (c) commence, continue or renew any due diligence investigation regarding a Company Business Combination. Parent and Merger Sub will not, will cause their respective Subsidiaries not to, and will direct their respective Party Representatives not to, directly or indirectly, (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, its Members and their respective Party Representatives) concerning any merger, purchase of ownership interests and/or assets of Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”), (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. In addition, (x) the Company will, will cause the Company Subsidiaries to, will cause its Members to, and will cause their respective Party Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Business Combination and (y) Parent and Merger Sub will, will cause their respective Party Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Business Combination. Each Party will promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties hereto (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent will also provide notice to the Representative) if it or, to its knowledge, any of its or its Party Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Party Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party will provide the other Parties with a copy of such inquiry, proposal, offer or submission (and in the case of Parent’s receipt, Parent will also provide copies to the Representative).

7.12    Trust Fund. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to Continental (which notice Parent shall provide to Continental in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered, including providing Continental with the Trust Termination Letter and (ii) shall use its commercially reasonable efforts to cause Continental to, and Continental shall thereupon be obligated to, distribute the Trust Fund as directed in the Trust Termination Letter and (b) thereafter, the Trust Fund shall terminate, except as otherwise provided therein.

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7.13    Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)       From and after the Effective Time, Parent shall, and shall cause the Company to, fulfill and honor in all respects the obligations of Parent, the Company and its Subsidiaries pursuant to (i) each indemnification agreement in effect between Parent, the Company or any of their respective Subsidiaries and any individual who at the Effective Time is, or at any time prior to the Effective Time was, a member of the board of directors or managers or officer or special advisor of Parent, the Company or any of their respective Subsidiaries (each, an “Indemnified Party”); and (ii) any indemnification provision and any exculpation provision set forth in the Charter Documents of Parent or the Company as in effect on the date of this Agreement, in each case, to the fullest extent permitted under Applicable Legal Requirements. From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the Parent Charter Documents shall contain, and Parent shall cause the Charter Documents of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each Indemnified Party than are set forth in the Charter Documents of the Company as in effect on the date of this Agreement.

(b)       Prior to the Closing, the Company shall use its reasonable best efforts to purchase a “tail” or “runoff” officers’ and managers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and managers’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six (6)-year period following the Closing and at a price not to exceed 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement. If the Company or Parent obtains prepaid “tail” or “runoff” policies prior to the Effective Time in accordance with this Section 7.13(b), the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder. If the Company fails to purchase such “tail” or “runoff” policy prior to Closing, then either (i) Parent may purchase such “tail” or “runoff” policy on behalf of the Surviving Company or (ii) the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain an officers’ and board of managers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and managers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect as of the date of this Agreement for a period of six (6) years after the Effective Time; provided, further, that, in satisfying its obligation under this Section  7.13(b)(ii), neither Parent nor the Surviving Company shall be obligated to pay annual premiums in excess of 300% of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement and if such premiums for such insurance would at any time exceed 300% of the of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement, then Parent or the Surviving Company shall cause to be maintained policies of insurance that, in Parent or the Surviving Company’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the of the amount per annum the Company paid in its last full fiscal year prior to the date of this Agreement.

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(c)       Except as otherwise required by Applicable Legal Requirement, from and after the Effective Time, the Company shall, and Parent shall cause the Surviving Company to, indemnify and hold harmless, and provide advancement of expenses to, each Indemnified Party in respect of acts or omissions in their capacity as a member of the board of managers or officer of the Company or its Subsidiaries or as an officer, member of the board of managers, employee, fiduciary or agent of another enterprise if the Indemnified Party was serving in such capacity at the request of the Company or any of its Subsidiaries, in any case occurring at or prior to the Effective Time, to the fullest extent permitted by Applicable Legal Requirement or provided under the Charter Documents of the Surviving Company, any indemnification agreements and any other governing documents of the Company and its Subsidiaries in effect on the date hereof. In the event of any threatened or pending litigation to which an Indemnified Party is, has been or becomes a party or with respect to which an Indemnified Party is, has been or becomes otherwise involved (including as a witness), arising in whole or in part out of, or pertaining in whole or in part to, the fact that the Indemnified Party is or was an officer or member of the board of managers of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as an officer, member of the board of managers, employee, fiduciary or agent of another enterprise (including any litigation arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective Time, or arising out of or pertaining to this Agreement and the Transactions), to the fullest extent permitted by Applicable Legal Requirements, the Company shall, and Parent shall cause the Surviving Company to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such litigations, such fees, costs and expenses (including attorney’s fees and disbursements) to be advanced within thirty (30) days of receipt by Parent from the Indemnified Party of a request therefor, provided that such Indemnified Party provides a written affirmation of such Indemnified Party’s good faith belief that he or she has met all applicable standards of conduct applicable to indemnification and an undertaking to repay such advance if it is ultimately determined by a final non-appealable order of a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification under this Section  7.13(c) or otherwise.

(d)       If Parent or, after the Closing, the Surviving Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Company, as applicable, assume the obligations set forth in this Section 7.13.

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(e)       Notwithstanding anything herein to the contrary, if an Indemnified Party is or has been a party to or is or has been otherwise involved (including as a witness) in any litigation (whether arising before, at or after the Effective Time) on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.13 shall continue in effect until the final disposition of such litigation.

(f)       The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the organizational documents of the Company, by contract, or otherwise.

7.14    Insider Loans; Equity Ownership in Company Subsidiaries. The Company shall cause each Insider of the Company or its Company Subsidiaries to, at or prior to Closing (i) repay to the Company any loan by the Company to such Person and any other amount owed by such Person to the Company; (ii) cause any guaranty or similar arrangement pursuant to which the Company has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any Company Subsidiary or in any other Person that utilizes the name “NextDecade” or any derivative thereof.

7.15    Certain Financial Information. Within twenty five (25) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations and statement of cash flows.

7.16    Access to Financial Information. The Company will, and will direct its auditors to (a) continue to provide Parent and its advisors such access to the Company’s financial information used in the preparation of its Audited Financial Statements and the financial information furnished pursuant to Section 7.15 hereof and (b) cooperate with any reviews performed by Parent or its advisors of any such financial statements or information, in each case to the extent necessary to allow Parent to reasonably review such information being provided hereunder.

7.17    Parent Borrowings. Through the Closing, Parent shall be allowed to borrow up to $250,000 in the aggregate from its directors, officers and/or stockholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and otherwise on arm’s length terms and conditions and repayable at Closing (or convertible into securities of Parent in accordance with the terms of the promissory notes issued to evidence the borrowing, which such terms have been set in the Final Prospectus).

7.18    Section 16 Matters. Prior to the Effective Time, Parent shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the shares of Parent Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

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7.19    Qualification as an Emerging Growth Company. Parent shall, at all times during the period from the date hereof until the Closing, (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and (b) not take any action that would cause Parent to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

7.20    Trust Fund Disbursement. Parent shall cause the Trust Fund to be disbursed as contemplated by this Agreement and the Trust Agreement immediately upon the Closing. All liabilities and obligations of Parent due and owing or incurred at or prior to the Closing Date shall be paid as and when due, including all amounts payable (a) to the Company or its successors or assigns the principal balance owing on that certain Promissory Note dated as of March 27, 2017 (the “Promissory Note”), (b) to stockholders who elect to have their shares of Parent Common Stock converted to cash in accordance with the provisions of Parent’s Charter Documents, (c) for income tax or other tax obligations of Parent prior to Closing, (d) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent, and (e) to third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with its operations and efforts to effect a business combination, including the Transactions.

7.21    Lock-Up Agreements. At or prior to the Closing, each Member (including each participant in the MIP) and each Blocker Owner shall execute and deliver a Lock-Up Agreement substantially in the forms attached hereto as Exhibit J (each, a “Lock-Up Agreement” and, collectively, the “Lock-Up Agreements”).

7.22    Registration Rights Agreement. At or prior to the Closing, Parent shall execute and deliver a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit K pursuant to which, among other things, Parent will register for resale under the Securities Act the shares of Parent Common Stock to be issued to the Members and the Blocker Owners pursuant to this Agreement in the circumstances specified therein.

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7.23    Taxes and Tax Returns of Blocker Companies. Each Blocker Owner will timely and properly file, or cause to be timely and properly filed, any Tax return (including, without limitation, any return, declaration, report, written notice, form, estimate, statement, information return or other document filed or required to be filed with any Tax authority with respect to Taxes) required to be filed at any time by or with respect to any Blocker Company affiliated with such Blocker Owner (including, without limitation, any income Tax return required to be filed by or with respect to such Blocker Company for the taxable period ending on the Closing Date, but excluding any Tax return of Parent or the Company) that has not been filed as of the date hereof. Such Blocker Owner will provide to Parent (a) a substantially final draft of any such Tax return, for Parent’s review and comment, at least thirty (30) business days before the due date for such Tax return, and (b) a copy of such filed Tax return within five (5) business days after filing. Any such Tax return shall be prepared in accordance with the past practice of such Blocker Company except as otherwise required by Applicable Legal Requirements or agreed to in writing by Parent before the filing thereof Such Blocker Owner will make (or cause to be made) any changes to such Tax return reasonably requested by Parent before filing and will not file (or permit to be filed) any Tax return on behalf of or with respect to a Blocker Company without the prior written consent of Parent. Such Blocker Owner will (i) timely and properly pay (or cause to be timely and properly paid) all Taxes reflected on any such Tax return and any other Taxes required to be paid by or with respect to a Blocker Company affiliated with such Blocker Owner (including, without limitation, any income Taxes imposed on or with respect to such Blocker Company for any taxable period ending on or prior to the Closing Date and any applicable Taxes imposed as a result of an audit) and (ii) provide to Parent proof of such payment reasonably satisfactory to Parent within five (5) business days of such payment.

Article VIII

CONDITIONS TO THE TRANSACTION

8.1      Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a)       Parent Stockholder Matters. At the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Charter Documents.

(b)       Parent Net Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Parent Common Stock held by them into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(c)       HSR Act; No Order. All specified waiting periods under the HSR Act shall have expired or been terminated and no Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise restraining, enjoining or prohibiting consummation of the Merger on the terms and conditions contemplated by this Agreement.

(d)       Listing. The Closing Shares shall be approved for listing upon the Closing on Nasdaq subject to the requirement to have a sufficient number of round lot holders.

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8.2      Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)       Representations and Warranties. Except to the extent it does not cause a Material Adverse Effect, each representation and warranty of Parent and Merger Sub contained in Article V of this Agreement and of the Blocker Entities contained in Article III of this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (i) as of the date of this Agreement and (ii) subject to the provisions of Section 7.9, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date.

(b)       Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, in each case in all material respects.

(c)       Consents. Parent and Merger Sub shall have obtained the consents, waivers and approvals set forth on Schedule 8.2(c) of the Company Disclosure Letter.

(d)       Material Adverse Effect. No Material Adverse Effect with respect to Parent or Merger Sub shall have occurred since the date of this Agreement.

(e)       SEC Compliance. From the date hereof until the Closing, Parent shall have been in compliance with the reporting requirements under the Securities Act and Exchange Act.

(f)       Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and stockholders and members in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

(g)       Resignations. The persons listed on Schedule 8.2(g) of the Company Disclosure Letter shall have resigned from all of their positions and offices with Parent and Merger Sub.

(h)       Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered and shall be in full force and effect.

(i)       Trust Fund. Parent shall have made appropriate arrangements to have the Trust Fund, less amounts paid and to be paid pursuant to Section  7.20, disbursed to the Company upon the Closing.

(j)       Maximum Conversion. No less than $25,000,000 remains in the Trust Fund following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Parent Common Stock held by them into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

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(k)       Termination of Finder’s Fee Agreements. All Finder Fee Agreements (as defined in the Parent Disclosure Letter) shall have been terminated (including in respect of any tail periods that would otherwise have application following the termination thereof) without a requirement to make any payment as a result of such termination, the Transactions or otherwise, or any ongoing obligation of any kind whatsoever.

(l)       Parent Closing Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, signed by an executive officer of such Persons and dated as of the Closing Date, certifying as to the matters set forth in Section 8.2(a), Section 8.2(a), Section 8.2(d) Section 8.2(e), Section 8.2(i), Section 8.2(j) and Section 8.2(k) (the “Parent Closing Certificate”).

8.3      Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)       Representations and Warranties. Except to the extent it does not cause a Material Adverse Effect, each representation and warranty of the Company contained in Article IV of this Agreement and of the Blocker Entities contained in Article III of this Agreement shall have been true and correct (without regard to any materiality or Material Adverse Effect qualifier contained therein) (i) as of the date of this Agreement and (ii) subject to the provisions of Section 7.9, on and as of the Closing Date (except for any representations and warranties made as of an earlier date, which shall be true and correct as of the specified date) with the same force and effect as if made on the Closing Date.

(b)       Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Material Adverse Effect on the Company.

(c)       Consents. The Company shall have obtained all consents, waivers, permits and approvals set forth on Schedule 8.2(c) of the Parent Disclosure Letter.

(d)       Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(e)       Lock-Up Agreements. The Lock-Up Agreements shall have been executed and delivered by each Member, each Blocker Owner and each participant of the MIP and shall all be in full force and effect.

(f)       Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company's board of managers and Members in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions.

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(g)       Insider Loans; Equity Ownership in Company Subsidiaries. (i) All outstanding indebtedness owed by the Company’s Insiders shall have been repaid in full, including the indebtedness and other obligations described on Schedule 4.21 of the Company Disclosure Letter; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company has guaranteed the payment or performance of any obligations of any of the Company’s Insiders to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Company Subsidiary or in any other Subsidiary that utilizes in its name “NextDecade” or any derivative thereof.

(h)       FIRPTA Certificates. Parent shall have been furnished at Closing with (x) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Temporary Treasury Regulation Section 1.1445-11T(d) and certifying that 50% or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” or that 90% or more of the value of the Company’s gross assets does not consist of “U.S. real property interests” plus cash or cash equivalents and (y) a certificate on behalf of each Blocker Company, prepared in a manner consistent with and in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) and certifying that no interest in such Blocker Company constitutes a “U.S. real property interest”.

(i)       Company Closing Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(e) (the “Company Closing Certificate”).

Article IX

INDEMNIFICATION

9.1      Indemnification of Parent Indemnitees.

(a)       Following the Closing, subject to the terms and conditions of this Article IX (including without limitation the limitations set forth in Section 9.4 and Section 2.8), Parent and Surviving Company and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless from and against Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee, solely by recourse to the Escrow Shares in accordance with the terms of the Escrow Agreement, by reason of, arising out of or resulting from:

(i)       the inaccuracy or breach of any representation or warranty of (A), subject to Section 9.1(c), a Blocker Entity contained in Article III of this Agreement (without regard to any exceptions on Schedules 3.2 or 3.10 of the Blocker Disclosure Letter (including any incorporation by reference of such exceptions in other schedules) or (B) the Company contained in Article IV of this Agreement (including, for purposes of this Section 9.1(a)(i), after giving effect to any information disclosed in any supplement or amendment to the Company Disclosure Letter delivered pursuant to Section 7.9);

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(ii)       the non-fulfillment or breach of (A), subject to Section 9.1(c), a Blocker Entity in Section 6.3 or Section 7.23 or (B) any covenant or agreement of the Company contained in this Agreement; and

(iii)       (A) activities of a Blocker Company prior to the Closing (including the ownership of any assets or securities or other equity interests) or (B) the applicable Blocker Merger (but excluding any Losses to the extent arising from or related to a breach of a representation, warranty or covenant in Articles IV, V or VI (other than Section 6.3)).

(b)       As used in this Article IX, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid; provided that in no event will Losses include any indirect, remote, exemplary, consequential, punitive, multiple-based or diminution in value-based losses, loss of profits, liabilities, damages, judgments, awards, orders, penalties, settlements, costs or expenses. Solely for the purpose of determining the amount of any Losses (and not for determining whether a breach has occurred) for which the Parent Indemnitees may be entitled to indemnification pursuant to Article IX, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(c)       Notwithstanding the foregoing and anything to the contrary herein, any claim for indemnification relating to (i) the inaccuracy or breach of any representation or warranty of a Blocker Entity contained in Article III of this Agreement, (ii) the non-fulfillment or breach of any covenant or agreement contained in Section 6.3 or Section 7.23, or (iii) (A) activities of a Blocker Company prior to the Closing (including the ownership of any assets or securities or other equity interests) or (B) the applicable Blocker Merger (but excluding any Losses to the extent arising from or related to a breach of a representation, warranty or covenant in Articles IV, V or VI (other than Section 6.3)) shall (1) be indemnifiable solely by recourse to the Escrow Shares allocable to the Blocker Owner or Blocker Owners affiliated with such Blocker Entity, pursuant to the allocation schedule set forth on Schedule 2.5(a)(iii) and (2) not be subject Section 9.4(c) or clause (z) of the second sentence of Section 9.4(d).

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9.2      Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article IX with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against a Parent Indemnitee by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a)       Notice of Claim. Parent and Merger Sub, acting through the Committee, will give the Representative written notice as promptly as practicable but in any event no later than three (3) business days after receiving notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses, along with the method of calculation thereof, which have been or may be reasonably incurred in connection therewith), (iii) whether such Loss may be covered (in whole or in part) under any insurance or contractual indemnification rights or other reimbursement arrangements and the estimated amount of such Loss which may be covered under such insurance or contractual indemnification rights or other reimbursement arrangements, and (iv) the basis a Parent Indemnitee’s request for indemnification under this Agreement in reasonable detail, including a reference to the specific provision of this Agreement alleged to have been breached. Parent and Merger Sub shall include with the Notice of Claim a copy of all papers served or received with respect to such Third Party Claim.

(b)       Defense. The Representative shall have the right, at its option (subject to the limitations set forth in Section 9.2(c) below) and at its own expense, by written notice to Parent (which notice shall not constitute an admission or agreement that indemnification is owed to the Parent Indemnitees hereunder), to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representative is permitted and elects to assume the defense of a Third Party Claim: (i) the Representative shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that Parent shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and (ii) Parent and Merger Sub shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent and Merger Sub shall as promptly as practicable make available to the Representative all pertinent information and documents under its control. Notwithstanding the foregoing and anything to the contrary herein, in the event that the Representative provides prior written notice to Parent of any settlement or compromise of, or offer to settle or compromise, any third-party claim and Parent or Merger Sub withholds its consent to such settlement or compromise then, in the event indemnification is ultimately determined to be owing to a Parent Indemnitee hereunder, in no event shall indemnification be provided to the Parent Indemnitees in respect of such matter in an amount greater than the monetary amount contained in such settlement or compromise of, or offer to settle or compromise, any third-party claim.

(c)       Limitations of Right to Assume Defense. The Representative shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by Parent if the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation.

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(d)       Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by a Parent Indemnitee against the Representative and shall not affect the Representative’s duty or obligations under this Article IX, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the Losses for which the Representative is obligated to be greater than such Losses would have been had Parent given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, Parent and Merger Sub shall not settle such action. Parent and Merger Sub shall as promptly as practicable make available to the Representative all relevant records and other relevant materials required by them and in the possession or under the control of Parent and Merger Sub, for the use of the Representative and its representatives and advisors in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)       Failure to Defend. If the Representative fails to defend such Third Party Claim actively and in good faith within thirty (30) days after receiving a Notice of Claim, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned.

(f)       Cooperation. If the Representative undertakes to defend against any Third Party Claim, Parent and Merger Sub shall, and shall cause their respective Affiliates, representatives and advisors to, fully cooperate with the Members and the Representative and their respective counsel in the investigation, defense and settlement thereof, including by providing access to each other’s relevant business records and other documents and employees (it being understood that the costs and expenses of the Parent Indemnitees relating thereto shall be considered Losses to the extent it is ultimately determined that indemnification in respect thereof is owing under the indemnification provisions hereof).

(g)       Parent Indemnitee Rights. Anything in this Section 9.2 to the contrary notwithstanding, the Representative shall not, without the written consent of the Committee, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the Parent Indemnitees of a full and unconditional release from all liability and obligation in respect of such action without any payment by any Parent Indemnitee.

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(h)       Tax Claims. Notwithstanding anything in this Section 9.2 to the contrary, if a claim shall be made by any Taxing authority, which, if successful, might result in an indemnity claim hereunder, then such indemnified party shall give notice to the indemnifying party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the indemnifying party has been materially prejudiced as a result of such failure. The Representative shall exclusively control all Tax Claims which relate to Tax returns of the Company for a taxable period (or portion thereof) ending on or before the Closing Date reflecting Taxes that flow through to a Tax return of a holder of Company Membership Interests. The applicable Blocker Owner or Blocker Manager shall exclusively control all Tax Claims which relate solely to Blocker Returns; provided that such Blocker Owner or Blocker Manager shall not settle or compromise any such claim without the consent of Parent, not to be unreasonably conditioned, withheld or delayed. With respect to all other Tax Claims not described in the preceding two sentences, Parent, on the one hand, and the Representative (together with the applicable Blocker Owner or Blocker Manager, if such Tax Claim involves a Blocker Company), on the other hand, shall jointly participate in any such proceedings and shall not settle or compromise any such claim without the consent of the other, not to be unreasonably conditioned, withheld or delayed.

9.3      Insurance and Contractual Rights to Indemnification. To the extent that any Losses that are subject to indemnification pursuant to this Article IX are recoverable pursuant to contractual indemnification rights or other reimbursement arrangements or pursuant to insurance, Parent shall use reasonable best efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article IX in respect of such Losses and the time limitations set forth in Section 9.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. If Parent has received the payment required by this Agreement from the Representative in respect of any Loss and later receives proceeds from insurance, contractual indemnification rights or other reimbursement arrangements or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representative and shall pay to the Representative, as promptly as practicable after receipt but in any event within two (2) business days, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

9.4      Limitations on Indemnification. Notwithstanding anything to the contrary herein:

(a)       Survival; Time Limitation. The covenants and agreements of the Parties contained in this Agreement which were required to be performed prior to the Closing shall not survive the Closing. The covenants and agreements of the Parties contained in this Agreement which are required to be performed after the Closing shall survive the Closing until performed for the period explicitly specified therein and the representations and warranties of the Parties under this Agreement will survive the Closing for the period that ends on the date that is one (1) year after the Closing Date (the “Survival Periods”).

(b)       Any indemnification claim made by Parent Indemnitees prior to the termination of the applicable Survival Period shall be preserved (but solely to the extent of the stated amount of such claim) despite the subsequent termination of such period and any claim set forth in a Notice of Claim sent prior to the expiration of such period shall survive until final resolution thereof. No claim for indemnification under this Article IX shall be brought after the end of the applicable Survival Period.

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(c)       Deductible. No indemnification shall be payable under Article IX unless and until the aggregate amount of all indemnifiable Losses exceeds $5,000,000 (the “Deductible”), in which event a Parent Indemnitee may claim indemnification for Losses in excess of such Deductible, but in no event in excess of the Escrow Shares.

(d)       Calculation of Losses. The amount of any Losses subject to indemnification under Article IX shall be calculated net of (i) any recoverable third party insurance proceeds or contractual indemnification rights or other reimbursement arrangements, and (ii) any Tax benefit realized in the year of the Losses by the applicable Parent Indemnitee or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses. No Parent Indemnitee may recover indemnification in respect of any matter to the extent (v) such matter was reflected in the Financial Statements, (w) a Parent Indemnitee could have, with commercially reasonable efforts, mitigated or prevented such Loss (or any part thereof), (x) such Loss (or any part thereof) results from or is increased by the action or inaction of any Parent Indemnitee or any Affiliate thereof, (y) such Loss (or any part thereof) arises, or is increased, as a result of a change after the Closing in any accounting principle, method or policy or (z) that Parent, Merger Sub, any of their respective Affiliates, or any of its or their respective officers, employees, agents, representatives or advisors (A) had knowledge at or before the Closing of the facts as a result of which such Loss (or any part thereof) arose or (B) was provided access to, at or before the Closing, a document disclosing such facts.

(e)       Post-Closing Periods. The Parent Indemnitees shall not have any right to indemnification with respect to, or based on, Taxes to the extent such Taxes are attributable to Tax periods (or portions thereof) beginning after the Closing Date.

9.5      Exclusive Remedy. Parent, on behalf of itself and the other Parent Indemnitees, hereby irrevocably acknowledges and agrees that, from and after the Closing, the sole and exclusive remedy of the Parent Indemnitees with respect to any and all claims arising out of or relating to this Agreement and the Transactions shall be pursuant to the indemnification provisions set forth in this Article IX, subject to the limitations set forth herein, and limited to the Escrow Shares. Notwithstanding any of the foregoing, nothing contained in this Article IX shall in any way impair, modify or otherwise limit any Party’s (i) rights under the Blocker Side Letter or (ii) ability to bring a Legal Proceeding based upon actual and intentional fraud, it being understood that a mere breach of a representation and warranty does not constitute fraud and that the representations and warranties have been drafted to allocate risk among the Parties, provided that in any event the maximum aggregate amount that may be recovered by a Parent Indemnitee shall not exceed the Merger Consideration and no Member shall be liable for more than its respective proportion of the Merger Consideration as set forth on Schedule 2.5(a)(iii) of the Company Disclosure Letter.

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9.6       Adjustment to Merger Consideration. Escrow Shares transferred to a Parent Indemnitee for indemnification under Article IX shall be deemed to be an adjustment to the Merger Consideration, except as otherwise required by Applicable Legal Requirement.

9.7       Representative Capacities; Application of Escrow. The Parties acknowledge that the Representative shall have no personal responsibility in his capacity as Representative, and that all recovery by any Parent Indemnitee in respect of any matter relating to this Agreement or the Transactions shall be limited to the Escrow Shares. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs shall be reimbursed in accordance with the terms of the Member/Blocker Owner Acknowledgment Agreement. The Parties further acknowledge that all actions to be taken by the Parent Indemnitees pursuant to this Article IX shall be taken on their behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to a joint written direction of the Parties or a final and non-appealable order of a Governmental Entity directing the taking of such action, may apply all or a portion of the Escrow Shares, as appropriate, to satisfy claims for indemnification pursuant to this Article IX. The Escrow Agent will hold the remaining portion of the Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to the Company or any Member thereof, any Blocker Entity, any Party hereto or any Parent Indemnitee for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the willful misconduct of the Representative. The Surviving Company shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement and the Escrow Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the willful misconduct of the Representative.

9.8       Mitigation. A Parent Indemnitee shall use its commercially reasonably efforts to mitigate Losses suffered, incurred or sustained by it arising out of any matter for which it may be entitled to indemnification hereunder; provided that no Parent Indemnitee shall be required to take any action or refrain from taking any action that is contrary to any Applicable Legal Requirement or applicable contract binding on it or any Affiliate thereof.

Article X

TERMINATION

10.1     Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by mutual written agreement of Parent and the Company at any time;

(b)       by either Parent or the Company if the Merger shall not have been consummated by July 27, 2017, or, with the prior written consent of the Company, such later date or dates as shall be set forth in an amendment or amendments to Parent’s Amended and Restated Certificate of Incorporation for the purpose of extending the date by which Parent is required to have completed a business combination (July 27, 2017 or such later date to which the Company gives its prior written consent, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

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(c)       by either Parent or the Company if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d)       by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the Closing, then the Company must first provide written notice of such breach and may not terminate this Agreement under this Section 10.1(d) until the earlier of (i) thirty (30) days after delivery of written notice from the Company to Parent and Merger Sub of such breach and (ii) the Outside Date, provided, further, that Parent and each of its Subsidiaries continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(d) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by Parent or Merger Sub is cured during such thirty (30)-day period);

(e)       by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing, then Parent must first provide written notice of such breach and may not terminate this Agreement under this Section 10.1(e) until the earlier of (i) thirty (30) days after delivery of written notice from Parent to the Company of such breach and (ii) the Outside Date, provided, further, that the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(e) if (x) it shall have materially breached this Agreement and such breach has not been cured, or (y) if such breach by the Company is cured during such thirty (30)-day period);

(f)       by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), the Parent Stockholder Matters are not duly approved and adopted by the stockholders of Parent by the requisite vote under the DGCL and the Parent Charter Documents;

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(g)       by either Parent or the Company if Parent shall have less than $5,000,001 of net tangible assets following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their rights to convert the shares of Parent Common Stock held by them into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents; or

(h)       by the Company, if less than $25,000,000 remains in the Trust Fund following the exercise by the holders of shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their shares of Parent Common Stock held by them into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(i)       by the Company, if the board of director of Parent or any committee or agent or representative thereof shall withdraw (or modify in a manner adverse to the Company), or propose to withdraw (or modify in a manner adverse to the Company), the Parent board of director’s recommendation that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger.

10.2    Notice of Termination; Effect of Termination.

(a)       Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties hereto.

(b)       In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Section 7.5, Section 7.8, this Section 10.2, Section 10.3 and Article XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement, including a breach by a Party electing to terminate this Agreement pursuant to Section 10.1(b) caused by an action or failure to act of such Party which action or failure to act constituted the principal cause of, or resulting in the failure of, the Merger to occur on or before the Outside Date.

10.3    Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses whether or not the Merger is consummated.

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Article XI

GENERAL PROVISIONS

11.1    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the Parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a Party as shall be specified by like notice):

if to Parent or Merger Sub, to:

Harmony Merger Corp.

777 Third Avenue, 37th Floor

New York, New York 10017

Attention: Eric Rosenfeld

Telephone: (212) 319-7676

Telecopy: (212) 319-0760

E-mail: erosenfeld@crescendopartners.com

with a copy to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Attention: David Alan Miller, Esq. / Jeffrey M. Gallant, Esq.
Telephone: (212) 818-8880
Telecopy: (212) 818-8881
Email: dmiller@graubard.com / jgallant@graubard.com

if to the Company to:

NextDecade, LLC
3 Waterway Square Place
The Woodlands, Texas 77380
Attention: Krysta De Lima
Telephone: (832) 403-2198
Telecopy:(832) 403-2198
Email: Krysta@next-decade.com

with a copy to:

King & Spalding LLP
1185 Avenue of the Americas
New York, New York 10036
Attention: Kenneth S Culotta; Jeffery K. Malonson
Telephone: (713) 276-7374 / (713) 751-3275
Telecopy: (713) 751 3290
Email: kculotta@kslaw.com; jmalonson@kslaw.com

and:

York Credit Opportunities Fund, L.P.

767 Fifth Avenue, 17th Floor

New York, New York

Attention: Operations

Telephone: 212-300-1300

Telecopy: 212-300-1301

Email: operations@yorkcapital.com

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and:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Jaclyn L. Cohen
Telephone: (212) 310-8891
Telecopy: (212) 310-8007
Email: jackie.cohen@weil.com

11.2    Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Company Subsidiaries of such entity. Reference to the Company Subsidiaries of an entity shall be deemed to include all direct and indirect Company Subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive.

11.3     Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4     Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the letter of intent between Parent and the Company dated March 8, 2017 (the “Letter of Intent”) is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the Transactions); and (b) other than the provisions of Section 7.13 and Section 11.17(e), and the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 1.7, Section 2.5 and Section 2.10, are not intended to confer upon any other Person other than the Parties any rights or remedies.

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11.5    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6    Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7    Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.8    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement or the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason, (b) such Legal Proceeding may not be brought or is not maintainable in such court, (c) such Person’s property is exempt or immune from execution, (d) such Legal Proceeding is brought in an inconvenient forum or (e) the venue of such Legal Proceeding is improper. EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

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11.9    Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10  Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Subject to the first sentence of this Section 11.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.11   Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.12   Extension; Waiver. At any time prior to the Closing, any Party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.13   Currency. All references to currency amounts in this Agreement shall mean United States dollars.

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11.14  No Recourse. Other than the provisions of Section 7.13 and Section 11.17(e), and the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 1.7, Section 2.5 and Section 2.11, no Person who is not a Party, including any current, former or future director, officer, employee, consultant, incorporator, member (including the Members), partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Party, or any current, former or future director, officer, employee, consultant incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement and the Transactions, or based on, in respect of, or by reason of this Agreement and the Transactions or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Applicable Legal Requirements, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Applicable Legal Requirements, (a) each Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Party or otherwise impose liability of a Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (b) each Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

11.15   Release.

(a)       Company Release. The Company on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Members and their respective predecessors, successors, Subsidiaries and Affiliates, and any of the Company’s and any of its Subsidiaries’ respective current and former officers, directors, members of any board of managers, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the Members of Company Membership Interests or holders of vested or unvested MIP units, any Person’s service on the board of managers of the Company and any acts or omissions of any Person on behalf of the Company and any of its Subsidiaries; provided, however, that nothing in this Section 11.15(a) shall operate to waive, release or discharge any rights under Section 9.1.

(b)       Parent Release. Each of Parent and Merger Sub on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the holders of Parent Common Stock and their respective predecessors, successors, Subsidiaries and Affiliates, and any of Parent’s and Merger Sub’s respective current and former officers, directors, members of any board of managers, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Parent Common Stock of such stock, any Person’s service on the board of directors of Parent or Merger Sub and any acts or omissions of any Person on behalf of Parent or Merger Sub.

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11.16   Public Announcements. From the date hereof until and including the Closing Date, none of the Parties hereto shall, and each Party hereto shall cause its Affiliates not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 11.16. Nothing in this Section  11.16 shall limit any Party from making any announcements, statements or acknowledgments that such Party is required by Applicable Legal Requirement or the requirements of any national securities exchange to make, issue or release; provided further that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties.

11.17  Conflicts; Privilege.

(a)       Acknowledgment of Representation. Parent and Merger Sub hereby acknowledge that they have been advised that one or more of the Members have, individually and/or collectively, retained Weil, Gotshal & Manges LLP and Baker Botts LLP, and the Company has retained King & Spalding LLP, Norton Rose Fulbright, Orrick, Herrington & Sutcliffe and Jackson Walker (each of the foregoing, “Prior Counsel”) to act as counsel in connection with this Agreement, the Letter of Intent and the transactions contemplated thereby (the “Current Representation”), and that no other Party hereto has the status of a client of Prior Counsel for conflict of interest or any other purposes as a result thereof.

(b)       Affirmation of Representation. Each of Parent and Merger Sub, for itself, and following the Closing, on behalf of the Surviving Company, hereby agrees that after the Closing, Prior Counsel may represent the Representative and/or any of the Members in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement and any documents executed in connection herewith and the transactions contemplated thereby, and including for the avoidance of doubt any litigation, arbitration, dispute or mediation between or among any of the Representative and any of the Members, on the one hand, and Parent, Merger Sub and the Surviving Company, or any of their respective Affiliates, on the other hand, even though the interests of such Person may be directly adverse to Parent, Merger Sub and the Surviving Company, or any of their respective Affiliates, and even though Prior Counsel may have represented such Member or the Company or any of their Affiliates or any of their predecessors in a substantially related matter, or may be representing the Surviving Company or any of its Affiliates in ongoing matters.

(c)       Waiver of Conflict. Parent and Merger Sub, for themselves, and following the Closing, on behalf of the Surviving Company, hereby waive and agrees not to assert (i) any claim that Prior Counsel has a conflict of interest in any representation described in Section 11.17(b) and (ii) any confidentiality obligation with respect to any communication between Prior Counsel and any of the Members or the Company or any of its Affiliates, as applicable, during the Current Representation.

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(d)       Ownership of Privileged Communication. Each of Parent and Merger Sub agree, on behalf of itself and, after the Closing, on behalf of the Surviving Company, that all communications in any form or format whatsoever between or among Prior Counsel, on the one hand, and any Member, the Company, the Representative, or any of their respective managers, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and communication of the Letter of Intent, this Agreement, the transactions contemplated by the foregoing or any dispute arising in connection with the foregoing (collectively, the “Privileged Communications”) shall be deemed to be attorney-client privileged and that the Privileged Communication and the expectation of client confidence relating thereto belong solely to each Member, shall be controlled by the Representative on behalf of the Members, and shall not pass to or be claimed by Parent, Merger Sub, the Surviving Company or any of their Affiliates.

(e)       Further Assurances. Each of Parent and Merger Sub, for itself and, following the Closing, on behalf of the Surviving Company, agrees to take, and to cause its respective Affiliates to take, all steps necessary to implement the intent of this Section 11.17. The Parties further agree that Prior Counsel and its partners and employees are third party beneficiaries of this Section 11.17.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

HARMONY MERGER CORP.

By:	/s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: CEO

HARMONY MERGER SUB, LLC

By:	/s/ Eric Rosenfeld
Name: Eric Rosenfeld
Title: CEO

NEXTDECADE, LLC

By:	/s/ Kathleen Eisbrenner
Name: Kathleen Eisbrenner
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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SCHEDULE A

DEFINED TERMS

1.1.       Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“Additional Shares”	Schedule A, Section 1.2(a)
“Affiliate”	Schedule A, Section 1.2(c)
“Agreement”	Preamble
“Applicable Legal Requirements”	Recital A
“Approvals”	Section 4.1(a)
“Blocker Aggregator”	Section 3.2
“Blocker Companies Certificate of Merger”	Section 1.3
“Blocker Company”	Preamble
“Blocker Contingent Shares”	Schedule A, Section 1.2(d)
“Blocker Disclosure Letter”	Article III
“Blocker Effective Time”	Section 1.3
“Blocker Entity”	Preamble
“Blocker Five”	Preamble
“Blocker Four”	Preamble
“Blocker Four Merger”	Section 1.11(a)
“Blocker Four Merger Condition”	Section 1.11(a)
“Blocker Manager”	Preamble
“Blocker Membership Interest”	Recital B
“Blocker Merger”	Recital A
“Blocker One”	Preamble
“Blocker Owner”	Preamble
“Blocker Returns”	Section 3.11(b)
“Blocker Shares”	Schedule A, Section 1.2(e)
“Blocker Surviving Corporation”	Section 1.2
“Blocker Three”	Preamble
“Blocker Two”	Preamble
“business day”	Schedule A, Section 1.2(e)
“Carve-Out Investor Investment Amount”	Schedule A, Section 1.2(i)
“Carve-Out Investor”	Schedule A, Section 1.2(h)
“Certificates of Merger”	Section 2.2
“Charter Documents”	Section 4.1(a)
“Closing Date”	Section 2.2
“Closing Form 8-K”	Section 7.3(c)
“Closing Press Release”	Section 7.3(c)
“Closing Shares”	Schedule A, Section 1.2(j)
“Closing”	Section 2.2
“Committee”	Section 2.9(a)
“Company Business Combination”	Section 7.11
“Company Certificate of Merger”	Section 2.2

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“Company Closing Certificate”	Section 8.3(h)
“Company Contingent Shares”	Schedule A, Section 1.2(k)
“Company Contracts”	Section 4.19(a)
“Company Disclosure Letter”	Article II Preamble
“Company Membership Interest”	Recital B
“Company Operating Agreement”	Recital G
“Company Options”	Section 4.3(b)
“Company Products”	Section 4.18(a)
“Company Shares”	Schedule A, Section 1.2(l)
“Company Subsidiaries”	Section 4.2(a)
“Company”	Preamble
“Contamination”	Schedule A, Section 1.2(m)
“Continental”	Section 2.8
“Contingent Milestone”	Section 2.11(a)
“Contingent Shares”	Section 2.11(a)
“Copyrights”	Schedule A, Section 1.2(n)
“Current Representation”	Section 11.17(a)
“Deductible”	Section 9.4(c)
“DGCL”	Recital A
“DLLCA”	Recital A
“DRUPA”	Recital A
“Effective Time”	Section 2.2
“Environmental Law”	Schedule A, Section 1.2(o)
“Escrow Agreement”	Section 2.8
“Escrow Shares”	Section 2.8
“Escrow Termination Date”	Section 2.8
“Exchange Act”	Schedule A, Section 1.2(p)
“Financial Statements”	Section 4.7(a)
“Governmental Action/Filing”	Schedule A, Section 1.2(q)
“Governmental Entity”	Schedule A, Section 1.2(r)
“Halcyon Blocker Manager”	Preamble
“Halcyon Blocker Owners”	Schedule A, Section 1.2(r)
“Hazardous Substance”	Schedule A, Section 1.2(t)
“HSR Act”	Section 4.5(b)
“Implied Price Per Share”	Schedule A, Section 1.2(u)
“Indemnified Party”	Section 7.13(a)
“Insider”	Section 4.19(a)(i)
“Insurance Policies”	Section 4.20
“Intellectual Property”	Schedule A, Section 1.2(v)
“JOBS Act”	Section 5.27
“knowledge”	Schedule A, Section 1.2(w)
“Legal Proceeding”	Schedule A, Section 1.2(y)
“Legal Requirements”	Schedule A, Section 1.2(x)
“Lien”	Schedule A, Section 1.2(z)
“Lock-Up Agreements”	Section 7.21
“Losses”	Section 9.1(b)

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“Material Adverse Effect”	Schedule A, Section 1.2(aa)
“Material Company Contracts”	Section 4.19(a)
“Member”	Schedule A, Section 1.2(bb)
“Member Support Agreement”	Recital E
“Merger Consideration”	Section 2.5(a)(i)
“Merger Sub”	Preamble
“Merger”	Recital A
“MIP”	Section 2.5(a)(i)
“Nasdaq”	Section 5.22
“ND Parties”	Section 7.8
“Nonparty Affiliates”	Section 11.14
“Notice of Claim”	Section 9.2(a)
“OEM Assumption Agreement”	Recital F
“Order”	Schedule A, Section 1.2(cc)
“Outside Date”	Section 10.1(b)
“Parent”	Preamble
“Parent Audited Financial Statements”	Section 5.7(a)
“Parent Business Combination”	Section 7.11
“Parent Charter Documents”	Schedule A, Section 1.2(ee)
“Parent Closing Certificate”	Section 8.2(l)
“Parent Common Stock”	Schedule A, Section 1.2(dd)
“Parent Contracts”	Section 5.19(a)
“Parent Convertible Securities”	Section 5.3(b)
“Parent Disclosure Letter”	Article III Preamble
“Parent Financial Statements”	Section 5.7(a)
“Parent Indemnitees”	Section 9.1(a)
“Parent Plan”	Section 7.1(a)
“Parent Preferred Stock”	Section 5.3(a)
“Parent SEC Reports”	Section 5.7(a)
“Parent Stock Options”	Section 5.3(b)
“Parent Stockholder Matters”	Section 7.1(a)
“Parent Unaudited Financial Statements”	Section 5.7(a)
“Parent Warrants”	Section 5.3(b)
“Parties”	Preamble
“Patents”	Schedule A, Section 1.2(ff)
“Party Representatives”	Section 7.11
“Permitted Lien”	Schedule A, Section 1.2(gg)
“Person”	Schedule A, Section 1.2(hh)
“Personal Property”	Section 4.14(b)
“Plan/Plans”	Section 4.11(a)
“Prior Counsel”	Section 11.17(a)
“Privileged Communications”	Section 11.17(e)
“Promissory Note”	Section 7.20
“Proxy Statement”	Section 7.1(a)
“Registered Intellectual Property”	Schedule A, Section 1.2(ii)
“Registration Rights Agreement”	Section 7.22

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“Representative”	Section 2.9(a)
“Restricted Closing Shares”	Section 2.5(a)(ii)
“Restricted Post-Closing Shares”	Section 2.5(a)(ii)
“Restricted Shares”	Section 2.5(a)(ii)
“Returns”	Section 4.15(a)
“Reviewable Document”	Section 7.4(a)
“SEC”	Schedule A, Section 1.2(jj)
“Securities Act”	Schedule A, Section 1.2(kk)
“Signing Form 8-K”	Section 7.3(b)
“Signing Press Release”	Section 7.3(b)
“Special Meeting”	Section 7.1(a)
“Subsidiary”	Schedule A, Section 1.2(ll)
“Survival Periods”	Section 9.4
“Surviving Company Operating Agreement”	Section 2.4
“Surviving Company”	Recital A
“Tax Claim”	Section 9.2(h)
“Tax/Taxes”	Schedule A, Section 1.2(mm)
“Third Party Claim”	Section 9.2
“Trademarks”	Schedule A, Section 1.2(nn)
“Transaction Agreements”	Schedule A, Section 1.2(oo)
“Transactions”	Schedule A, Section 1.2(pp)
“Trust Agreement”	Section 5.24
“Trust Fund”	Section 5.24
“Trust Termination Letter”	Section 7.6
“U.S. GAAP”	Section 4.7(a)
“Valinor Blocker Manager”	Preamble
“Valinor Blocker Owner”	Schedule A, Section 1.2(pp)
“Voting Agreement”	Recital E
“York Blocker Manager”	Preamble
“York Blocker Owners”	Schedule A, Section 1.2(qq)
“York Credit Opportunities”	Preamble
“York Multi-Strategy”	Preamble
“York Select”	Preamble

1.2.       Additional Terms. For purposes of this Agreement:

(a)        the term “Additional Shares” shall mean a number calculated by the following formula:

(i)       the aggregate Carve-Out Investor Investment Amount made by all Carve-Out Investors, divided by

(ii)       the weighted average Implied Price Per Share of the Company for all such Carve-Out Investor Investment Amounts.

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(b)        For purposes of clarity only, an illustrative example follows:

(i)       If a strategic Carve-Out Investor invested $75,000,000 at an implied pre-money valuation of the Company of $900,000,000 and a financial Carve-Out Investor invested $25,000,000 at an implied pre-money valuation of the Company of $800,000,000, then the Additional Shares would be calculated as:

(ii)       (i) 100,000,000, divided by (ii) ((0.75 multiplied by ($10.218 multiplied by ($900,000,000 divided by $1,000,000,000))) plus (0.25 multiplied by ($10.218 multiplied by ($800,000,000 divided by $1,000,000,000)));

(iii)       Which is equal to (i) $100,000,000, divided by (ii) ((0.75 multiplied by ($10.218 multiplied by 0.9)) plus (0.25 multiplied by ($10.218 multiplied by 0.8)));

(iv)       Which is equal to (i) $100,000,000, divided by (ii) ((0.75 multiplied by 9.1962) plus (0.25 multiplied by 8.1744));

(v)       Which is equal to (i) $100,000,000, divided by (ii) (6.89715 plus 2.0436);

(vi)       Which is equal to (i) $100,000,000, divided by (ii) 8.941

(vii)       Which is equal to 11,184,431 shares;

(c)       the term “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(d)       the term “Blocker Contingent Shares” shall mean a number of Contingent Shares equal to (i) the number of Contingent Shares, multiplied by (ii) a fraction, the numerator of which is the number of Blocker Shares and the denominator of which is the number of Closing Shares.

(e)       the term “Blocker Shares” shall mean that number of shares of Parent Common Stock allocable to the Blocker Owners in accordance with Schedule 2.5(a)(iii) of the Company Disclosure Letter;

(f)       the term “Blocker Side Letter” shall mean the letter agreement dated as of the date hereof by and between certain Affiliates of the Blocker Companies and Parent;

(g)       the term “business day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close;

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(h)       the term “Carve-Out Investor” shall mean any of the following categories of investors who make an investment in the Company or its Company Subsidiaries on or after the date hereof and prior to the Closing (i) one or more strategic investors in an aggregate amount of up to $75,000,000 in equity capital, (ii) one or more financial investors in an aggregate amount of up to $25,000,000 in equity capital; provided that any such financial investor agrees to purchase an equal dollar amount of Parent Common Stock in the open market prior to the Closing at a price up to the per-share amount in Parent’s Trust Fund and (iii) one or more members of the management of the Company or management of existing Members in an aggregate amount of up to $2,500,000 at an implied pre-money valuation of the Company of no less than $800,000,000;

(i)       the term “Carve-Out Investor Investment Amount” shall mean the aggregate U.S. dollar value of any investment made by all Carve-Out Investors;

(j)       the term “Closing Shares” shall mean a number of shares of Parent Common Stock to be issued at the Closing in respect of the Blocker Mergers and the Merger that equals the sum of (i) 97,866,510 and (ii) the Additional Shares (if any);

(k)       the term “Company Contingent Shares” shall mean the Contingent Shares minus the Blocker Contingent Shares;

(l)       the term “Company Shares” shall mean the Closing Shares minus the Blocker Shares;

(m)       the term “Contamination” shall mean Hazardous Substances that are present in concentrations that exceed action levels which trigger a duty to investigate or respond as established under Environmental Law to protect human health and safety;

(n)       the term “Copyrights” shall mean copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world;

(o)       the term “Environmental Law” shall mean any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to (i) the protection, investigation or restoration of the environment, health and safety (concerning exposure to Hazardous Substances), or natural resources, (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property, and shall include, but not be limited to, federal statues known as the Clean Air Act, Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Endangered Species Act, Hazardous Materials Transportation Act, Migratory Bird Treaty Act, National Environmental Policy Act, Occupational Safety and Health Act, Oil Pollution Act of 1990, Resource Conservation and Recovery Act, Safe Drinking Water Act, and Toxic Substances Control Act;

(p)       the term “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

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(q)       the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority;

(r)       the term “Governmental Entity” shall mean (i) any federal, provincial, state, local, municipal, national or international court, governmental commission, government or governmental authority, department, regulatory or administrative agency, board, bureau, agency or instrumentality, tribunal, arbitrator or arbitral body (public or private), or similar body, (ii) any self-regulatory organization or (iii) any political subdivision of any of the foregoing;

(s)       the term “Halcyon Blocker Owners” shall mean, collectively, those Blocker Owners of Blocker Three, Blocker Four and Blocker Five as listed on Schedule 3.3 of the Blocker Disclosure Letter;

(t)       the term “Hazardous Substance” shall mean any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law;

(u)       the term “Implied Price Per Share”, when used in reference to a Carve-Out Investor, means the dollar amount calculated by the following formula:

(i)       $10.218, multiplied by

(ii)       the quotient of (A) the implied pre-money valuation of the Company in connection with such Carve-Out Investor’s investment and (B) $1,000,000,000;

(v)       the term “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) Patents; (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) Copyrights; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) Trademarks; (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable);

(w)       the term “knowledge” shall mean the actual knowledge or awareness as to a specified fact or event of (i) with respect to the Company, the individuals listed on Schedule 1.2(w) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the individuals listed on Schedule 1.2(w) of the Parent Disclosure Letter;

(x)       the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity;

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(y)       the term “Legal Proceeding” shall mean any action, suit, hearing, claim, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity;

(z)       the term “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest);

(aa)     the term “Material Adverse Effect” when used in connection with (i) the Company or the Surviving Company, shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, has had a materially adverse effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (A) acts of war, sabotage, civil unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil unrest or terrorism, or changes in global, national, regional, state or local political or social conditions, (B) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters, (C) changes attributable to the public announcement or pendency of the Transactions, (D) changes or proposed changes in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Government Entity, (E) changes or proposed changes in GAAP (or any interpretation thereof), (F) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world, (G) events or conditions generally affecting the industries in which the Company operates, (H) any matters set forth in the Company Disclosure Letter, (I) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; provided that this clause (i)(I) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Material Adverse Effect, (J) the failure to obtain, or the amendment, modification, expiration or termination of, any Company Contract, or (K) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s direction or written request (including any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement and the Company Disclosure Letter; provided, however, that if a change or effect related to clauses (D) through (G) disproportionately adversely affects the Company and the Company Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as the Company and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether a Material Adverse Effect has occurred, (ii) Parent, shall mean shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (A) has had a materially adverse effect on the business, assets, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (1) changes or proposed changes in in Applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Government Entity, (2) changes or proposed changes in GAAP (or any interpretation thereof), (3) general economic conditions, including changes in the credit, debt, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world, (4) any matters set forth in the Parent Disclosure Letter, (5) the failure to obtain, or the amendment, modification, expiration or termination of, any Parent Contract or (6) any action taken or omitted to be taken by the Company or its Subsidiaries at Parent’s direction or written request (including any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent) or otherwise required or permitted to be taken or omitted to be taken by this Agreement and the Parent Disclosure Letter; or (B) is reasonably likely to prevent or delay the ability of Parent and Merger Sub to consummate the Transactions and (iii) a Blocker Entity, shall mean any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, is reasonably likely to prevent or materially delay the ability of a Blocker Entity to consummate the Transactions and the relevant Blocker Company has not waived in writing Parent’s obligation to consummate the relevant Blocker Merger;

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(bb)    the term “Member” shall mean a Person or entity being a holder of Company Membership Interests and the term “Members” shall mean each Member collectively;

(cc)    the term “Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction;

(dd)    the term “Parent Common Stock” shall mean shares of common stock, par value $0.0001 per share, of Parent;

(ee)    the term “Parent Charter Documents” shall mean the Amended and Restated Certificate of Incorporation of Parent, dated as of March 23, 2015, and the By Laws of Parent, dated as of May 21, 2014, and any other similar organization documents of Parent, as each may be amended, modified or supplemented;

(ff)     the term “Patents” shall mean patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof;

(gg)    the term “Permitted Lien” shall mean (i) Liens for Taxes not yet due and payable or that are being contested in good faith, (ii) statutory Liens of landlords with respect to leased real property, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the ordinary course and not yet delinquent, (d) in the case of leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries, (e) Liens securing the indebtedness of the Company or any of its Subsidiaries, (f) in the case of Intellectual Property, third party license agreements entered into in the ordinary course, and (g) Liens incurred in connection with capital lease obligations of the Company or any of its Subsidiaries.

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(hh)    the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(ii)      the term “Registered Intellectual Property” shall mean all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority;

(jj)      the term “SEC” shall mean the United States Securities and Exchange Commission;

(kk)    the term “Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

(ll)     the term “Subsidiary” shall mean, with respect to any Person, any partnership, limited liability company, corporation or other business entity of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (ii) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (iii) in any case, such Person controls the management thereof;

(mm)   the term “Tax” or “Taxes” shall mean any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts;

(nn)    the term “Trademarks” shall mean trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor;

(oo)    the term “Transaction Agreements” shall mean this Agreement, the Surviving Company Operating Agreement, the Voting Agreement, the Escrow Agreement, the Lock-Up Agreements, the Registration Rights Agreement, the Parent Second Amended and Restated Certificate of Incorporation, the Parent Amended and Restated Bylaws, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto;

(pp)    the term “Transactions” shall mean the transactions contemplated pursuant to this Agreement;

(qq)    the term “Valinor Blocker Owner” shall mean that Blocker Owner of Blocker Two as listed on Schedule 3.3 of the Blocker Disclosure Letter; and

(rr)     the term “York Blocker Owners” shall mean, collectively, those Blocker Owners of Blocker One as listed on Schedule 3.3 of the Blocker Disclosure Letter.

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